Exhibit 99.1

Execution Copy

ASSET PURCHASE AGREEMENT

Dated as of March 21, 2012

By and Between

Sigma Designs, Inc.

as Purchaser,

and

Trident Microsystems, Inc.

and specified Trident Microsystems Subsidiaries

as Sellers.

TABLE OF CONTENTS

Article I	Purchase and Sale of the Purchased Assets; Assumption of Assumed Liabilities	2
1.1	Purchase and Sale of the Purchased Assets	2
1.2	Excluded Assets	4
1.3	Assumption of Liabilities	5
1.4	Excluded Liabilities	6
1.5	Post Closing Liabilities	7
1.6	Assumption/Rejection of Certain Contracts	7
1.7	Foreign Assets	8
1.8	Disclaimer	8

Article II	Consideration; Payment; Adjustment	9
2.1	Consideration; Payment	9
2.2	Adjustment to Purchase Price	9
2.3	Disputes Concerning Adjustment	10
2.4	Deposit	10

Article III	Closing and Termination	11
3.1	Closing	11
3.2	Closing Deliveries by Sellers	11
3.3	Closing Deliveries by the Purchaser	13
3.4	Termination of Agreement	13
3.5	Effect of Termination	15

Article IV	Representations and Warranties of the Seller	15
4.1	Organization and Qualification	15
4.2	Seller Subsidiaries	15
4.3	Authorization of Agreement	15
4.4	Conflicts; Consents; Compliance with Law	16
4.5	Intellectual Property	16
4.6	Brokers and Finders	17
4.7	Title to Purchased Assets; Sufficiency and Condition of Assets	17
4.8	Real Property	18
4.9	Tax Returns; Taxes	18
4.10	Employees; Seller Benefit Plans	18
4.11	Financial Statements	18
4.12	Absence of Undisclosed Liabilities	19
4.13	Inventory	19
4.14	Current Assets	19
4.15	Permits	19
4.16	Litigation	19
4.17	Contracts	20

Article V	Representations and Warranties of the Purchaser	20
5.1	Organization and Qualification	20
5.2	Authority	20
5.3	Conflicts; Consents	21
5.4	Financing	21
5.5	Brokers	21

5.6	Adequate Assurances Regarding Assigned Contracts	21

Article VI	Employees	21
6.1	Employee Benefits	21

Article VII	Bankruptcy Court Matters	24
7.1	Competing Bid and Other Matters	24
7.2	Sale Order	25

Article VIII	Covenants and Agreements	25
8.1	Conduct of Business of Sellers	25
8.2	Access to Information	26
8.3	Assignability of Certain Contracts	27
8.4	Rejected Contracts	27
8.5	Reasonable Efforts; Cooperation	27
8.6	Further Assurances	28
8.7	Notification of Certain Matters	28
8.8	Litigation Support	28
8.9	Transition	29
8.10	Payment of Transaction Taxes and Fees; Periodic Taxes	29
8.11	Payment of Receivables	30
8.12	Confidentiality	30
8.13	Post-Closing Consents	30
8.14	Audits of Carve-Out Financial Statements	31
8.15	Limited Trademark License	31
8.16	Deletion/Destruction of Confidential Information	31
8.17	Disclosure Updates	32

Article IX	INDEMNIFICATION	32
9.1	Indemnification Obligations of the Sellers	32
9.2	Limitations on Indemnification Obligations of the Seller	33
9.3	Indemnification Obligations of Purchaser	33
9.4	Third-Party Claims	34
9.5	Right of Setoff	35
9.6	Reduction of Purchase Price	35
9.7	Other Indemnification Provisions	35
9.8	Construction	35
9.9	Claim Process	35

Article X	Conditions to Closing	36
10.1	Conditions Precedent to the Obligations of the Purchaser and Sellers	36
10.2	Conditions Precedent to the Obligations of Sellers	36
10.3	Conditions Precedent to the Obligations of the Purchaser	36

Article XI	Definitions	38
11.1	Definitions	38

ii

Article XII	Allocation of Purchase Price	51
12.1	Allocation of Purchase Price	51

Article XIII	Miscellaneous	51
13.1	Payment of Expenses	51
13.2	Survival of Covenants	51
13.3	Entire Agreement; Amendments and Waivers	51
13.4	Execution of Agreement; Counterparts; Electronic Signatures	52
13.5	Governing Law	52
13.6	Jurisdiction, Waiver of Jury Trial	52
13.7	Notices	53
13.8	Binding Effect; Assignment	54
13.9	Severability	54
13.10	Bulk Sales Laws	54

iii

INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE
EXHIBIT B	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT C	FORM OF ASSUMPTION AND ASSIGNMENT OF LEASES
EXHIBIT D	FORM OF IP ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT E	FORM OF LICENSE AGREEMENT
EXHIBIT F	FORM OF NON-COMPETITION AGREEMENT
EXHIBIT G	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT H	FORM OF REVERSE TRANSITION SERVICES AGREEMENT
EXHIBIT I	FORM OF FACILITY USE AGREEMENT
EXHIBIT J	FORM OF ENTROPIC ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT K	FORM OF BIDDING PROCEDURES ORDER
EXHIBIT L	FORM OF SALE ORDER

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of [•], 2012 (the “Agreement Date”), by and among Sigma Designs, Inc., a California corporation (“Purchaser”), and Trident Microsystems, Inc., a Delaware corporation (the “Seller”), and each of its Subsidiaries that owns Purchased Assets (the “Seller Subsidiaries”, and, together with the Seller, the “Sellers”). Purchaser and the Sellers are collectively referred to herein as the “Parties” and individually as a “Party”. For the purposes of this Agreement, capitalized terms used in herein shall have the meanings set forth in Article XI.

Recitals

Whereas, on January 4, 2012 the Seller and its wholly-owned subsidiary, TRIDENT MICROSYSTEMS (FAR EAST) LTD., a Cayman Islands Corporation, (“TMFE” together with the Seller, the “Debtors”) filed voluntary petitions (the “Chapter 11 Petition”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

Whereas, on January 5, 2012, TMFE filed for protection in the Cayman Islands in the Grand Court of the Cayman Islands (the “Cayman Court”);

Whereas, the Debtors continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code;

Whereas, Debtors' direct and indirect subsidiaries in other jurisdictions are not included in the U.S. or Cayman bankruptcy filings and no bankruptcy, insolvency, or similar proceedings have been initiated with respect to any other subsidiaries;

Whereas, the Sellers wish to sell its DTV Business and PC TV Business (collectively, the “Business”);

Whereas, Purchaser desires to purchase the Purchased Assets (as hereinafter defined) and assume the Assumed Liabilities from the Sellers and the Sellers desire to sell, convey, assign and transfer to Purchaser the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code; and

Whereas, the Purchased Assets and Assumed Liabilities shall be purchased and assumed by Purchaser pursuant to the Sale Order approving such sale, free and clear of all Claims and Encumbrances (other than Permitted Encumbrances), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure, which order will include the authorization for the assumption by Sellers and assignment to Purchaser of the Assigned Contracts and the liabilities thereunder in accordance with Section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Sale Order and in accordance with other applicable provisions of the Bankruptcy Code and the Bankruptcy Rules.

Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser and Sellers hereby agree as follows:

ARTICLE I

Purchase and Sale of the Purchased Assets;
Assumption of Assumed Liabilities

1.1     Purchase and Sale of the Purchased Assets. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth herein, at the Closing Sellers shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers all of Sellers' right, title and interest in, to and under the Purchased Assets, free and clear of all Claims and Encumbrances (other than Permitted Encumbrances). Upon providing notice to the Sellers, Purchaser may assign its rights to purchase any of the Purchased Assets or assume any of the Assumed Liabilities to any Affiliate of Purchaser, but such assignment shall in no manner reduce or otherwise affect Purchaser's obligations under this Agreement or any Ancillary Document. As used herein, the term “Purchased Assets” shall mean, to the extent used in or related to the Business, all of the properties, assets and rights, tangible and intangible, real or personal, of Sellers of whatever kind and nature including, without limitation, the following but excluding the Excluded Assets:

(a)     to the extent assignable pursuant to Section 365 of the Bankruptcy Code, all Contracts exclusively relating to the Business, including those listed on Schedule 1.1(a), other than such Contracts that are Retained Contracts (collectively, the “Assigned Contracts”).

(b)     to the extent related to the Business, except as set forth on Schedule 1.1(b), all trade accounts receivable of Sellers with Persons that are not affiliates of Sellers (the “Accounts Receivable”);

(c)     all Documents used in or relating to the Business or in respect of the Purchased Assets or Assumed Liabilities;

(d)     the Leased Real Property listed on Schedule 1.1(d) (the “Assumed Leased Real Property”);

(e)     all tangible assets of Sellers relating to the Business (the “Tangible Assets”), including machinery, equipment (including laboratory equipment and test equipment), tools, dies, appliances, furniture, supplies, office supplies, office equipment, fixtures, information technology related hardware and equipment (including computers, servers, storage devices, telecommunications facilities and printers), telephone systems, telecopiers and photocopiers and other tangible personal property of every kind and description (i) that are either (a) listed in Schedule 1.1(e) or (b) located at any Assumed Lease Real Property, but excluding any office supplies used by employees that remain employed by a Seller Employer;

(f)     all products of the Business, including products under development, together with masks and mask works owned by the Sellers for the products and their associated codes and materials (the “Products”);

(g)     any chattel paper owned or held by Sellers;

(h)     to the extent permitted by applicable Law, all books, files and records owned by Sellers that relate to Employees who are employed by Purchaser on the Closing Date, including, without limitation, books, files and records that are related to medical history, medical insurance or other medical matters and to workers' compensation and to the evaluation, appraisal or performance of such Employees;

(i)     any lock boxes to which account debtors of the Sellers remit payment relating solely to Account Receivables;

(j)     all other or additional assets, properties, privileges, rights (including prepaid expenses) and interests of Sellers related to the Business of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement;

(k)     all Permits and all pending applications therefor;

(l)     all express or implied guarantees, warranties, representations, covenants, indemnities, rights, claims, counterclaims, defenses, credits, causes of action or rights of set off against third parties relating to the Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating, to the Assigned Contracts) or Assumed Liabilities, including rights under vendors' and manufacturers' warranties, indemnities, guaranties and avoidance claims and causes of action under the Bankruptcy Code or applicable Law;

(m)     Licenses to use the Seller Intellectual Property;

(n)     the Assumed Trademarks;

(o)     all goodwill payment intangibles and general intangible assets and rights of Sellers to the extent associated with the Business;

(p)     all Inventory used or held for use in the operation of the Business (“Owned Inventory”);

(q)     all fraudulent conveyance, preference and avoidance claims (whether or not asserted as of the Closing) of the Seller and the Seller Subsidiaries relating to the Business arising under (i) Sections 544, 547, 548, 549, and 550 of Chapter 5 of the Bankruptcy Code, and to the maximum extent allowable under applicable law (ii) the law of any foreign jurisdiction in which the Sellers operate or are domiciled, including the Cayman Islands, or (iii) applicable state law, including all rights, claims and causes of action arising out of any post-petition payment by the Seller or any of the Seller Subsidiaries for goods or services, relating to: (x) vendors or service providers used in the Business; (y) the Assigned Contracts and Transferred Leases, including that certain Manufacturing Services Agreement, as amended, dated as of February 8, 2010 between Trident Microsystems (Far East) Ltd. and NXP (the “MSA”); and (z) Transferred Employees (all such claims and causes of action described in this Section 1.1(q) are defined as the “Preference Avoidance Claims”); provided, however, the Preference Avoidance Claims shall not include any claims or transfers among or between the Seller and Seller Subsidiaries, or any claim for recharacterization, subordination, or breach of fiduciary duty or aiding and abetting same. The Seller shall use its commercially reasonable efforts to obtain an undertaking from the Joint Provisional Liquidators in the Cayman Insolvency Case that in the event that they are appointed Official liquidators in the Cayman Insolvency Case, they will not support pursuing the Preference Avoidance Actions;

(r)     all prepaid expenses, including Prepaid Inventory deposits and advance payments of the Sellers with respect to the Business and all rights of the Sellers to receive discounts, refunds, reimbursements, rebates, awards and other similar benefits, in each case, with respect to the Business;

(s)     all Indebtedness to the extent associated with the Business payable to any Seller;

(t)     all proceeds and products of any and all of the foregoing Purchased Assets (other than proceeds from Accounts Receivable collected prior to the Closing Date and any item listed as an Excluded Asset); and

(u)     the Owned Intellectual Property, except any royalties or license fees payable to the Seller or its Subsidiaries under those certain agreements listed on Schedule 1.1(u) (the “Excluded Royalties”).

1.2     Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign or convey, and Sellers shall retain all right, title and interest to, in and under only the following assets, properties, interests and rights of such Sellers (collectively, the “Excluded Assets”):

(a)     all Patent Rights;

(b)     all tangible assets located in the Sellers' facility in Bangalore, India;

(c)     the Excluded Royalties;

(d)     all Retained Contracts as set forth on Schedule 1.2(d);

(e)     all (i) existing products and products under development of the Seller's STB Business, the Audio Business and the Terrestrial Demod Products Business and (ii) all masks for such products;

(f)     any asset that otherwise would constitute a Purchased Asset but for the fact that it is sold or otherwise disposed of in the Ordinary Course of Business of the Sellers, during the time from the Agreement Date until the Closing Date;

(g)     all of Sellers' and each Seller Subsidiary's Cash and Cash Equivalents, except for (i) any cash and cash equivalents included in the Current Assets Statement, if any, or taken into account in calculating the Final Current Assets and (ii) any cash and cash equivalents set forth on Schedule 1.2(g);

(h)     all rights of Sellers to Claims for refunds that do not constitute a Purchased Asset hereunder;

(i)     all outstanding shares of capital stock or other equity or ownership interests held by Sellers in any direct or indirect subsidiary;

(j)     any and all information not relating to the Business that is stored on any Seller's computer systems, data networks or servers;

(k)     all personnel files for Seller Employees other than personnel files for Transferred Employees to the extent permitted by Law to be delivered to Purchaser;

(l)     all Documents (i) to the extent they relate solely to any of the Excluded Assets or Excluded Liabilities, or (ii) that any Seller is required by Law to retain and is prohibited by Law from providing a copy thereof to the Purchaser;

(m)     all shares of capital stock or other equity interests of any Seller or securities convertible into, exchangeable or exercisable for any such shares of capital stock or other equity interests;

(n)     all preference or avoidance claims and actions of the Seller arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code other than the Preference Avoidance Claims;

(o)     all Claims that any of the Sellers may have against any Person solely with respect to any other Excluded Assets or that relate to any Liability other than the Assumed Liabilities;

(p)     all commercial off-the-shelf Software loaded on desktop or laptop computers that are not part of the Tangible Assets;

(q)     except as provided in Section 8.16 below, the names and trademarks “Trident Microsystems, Inc.”, any other use of “Trident Microsystems” together with any other word or phrase, including the Trident Microsystems logo and all other trademarks belonging to the Sellers, except for those trademarks specifically set forth on Schedule 1.2(q) (the “Assumed Trademarks”);

(r)     the Sellers' financial accounting books and records, corporate charter, minute and stock record books, income tax returns, corporate seal, checkbooks and canceled checks;

(s)     Sellers' rights under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by any Seller or Purchaser in connection with the transactions contemplated hereby, or any side agreement between any Seller and Purchaser entered into on or after the Agreement Date;

(t)     the properties and assets set forth on Schedule 1.2(t);

(u)     all rights (including any claims, rights and interest in and to any refunds for Taxes with respect to the Purchased Assets and Business for Pre-Closing Tax Periods) relating to the Excluded Liabilities;

(v)     all rights of the Sellers under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by any Seller or Purchaser in connection with the transactions contemplated hereby, or any side agreement between any Seller and Purchaser entered into on or after the Agreement Date; and

(w)     trade accounts receivable, customer purchase orders, notes receivable, negotiable instruments and chattel paper not arising from the Business, including that certain note receivable from NXP classified as a note receivable from related party on the Updated Carve-Out Financial Statements.

1.3     Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, effective as of the Closing, the Purchaser shall assume from the Sellers (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and the Sellers shall irrevocably convey, transfer and assign to Purchaser, the following Liabilities (collectively, the “Assumed Liabilities”):

(a)     all Liabilities and obligations under the Assigned Contracts (other than those which are not assignable under Section 365 of the Bankruptcy Code or as to which Consent is required to be obtained from any Person in order to permit the sale or transfer of the Assigned Contract) arising out of the conduct of the Business from and after the Closing Date;

(b)     any Liabilities arising out of the conduct of the Business or the ownership of the Purchased Assets, in each case, from and after the Closing Date;

(c)     open purchase orders arising out of the conduct of the Business, including inventory held at NXP set forth on Schedule 1.3(c) (the “NXP Purchase Orders”);

(d)     all Taxes related to the operation of the Business by Purchaser attributable to periods or portions thereof beginning on or after the Closing Date, including, without limitation, Liabilities for Taxes attributable to the ownership of the Purchased Assets from and after the Closing Date;

(e)     the obligation to credit to all Transferred Employees all vacation or other paid time off accrued or vested for each such Transferred Employee as of the Closing Date (“Assumed PTO”);

(f)     all Liabilities relating to amounts required to be paid by Purchaser under this Agreement; and

(g)     all Liabilities and transfer charges arising from third party licenses set forth on Schedule 1.3(g)

(h)     all Liabilities arising from the customer prepaid wafer starts from Philips Consumer Lifestyle B.V. and Metz-Werke GmbH & Co KG;

(i)     all Liabilities arising under the MSA;

(j)     cost and expenses associated with storage, transportation, and related taxes of acquired Business tangible assets held at sites other than where employees were transferred from;

(k)     with respect to the Liabilities listed on Schedule 1.3(k), the parties will each pay 50% of the total costs; and

(l)     all Liabilities set forth on Schedule 1.3(l).

1.4     Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Purchaser is assuming only the Assumed Liabilities and is not assuming, and shall not be deemed to have assumed, any Liabilities of any Seller of whatever nature (whether arising prior to, at the time of, or subsequent to Closing) and the Sellers shall be solely and exclusively liable for any and all such Liabilities, including those relating to, arising out of or in connection with the operation of the Business or the Purchased Assets (including the use and ownership thereof) at any time prior to the Closing Date, and those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)     all Liabilities of the Sellers relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(b)     any and all Liabilities of the Sellers in respect of Contracts that are Non-Assigned Contracts;

(c)     any Liabilities under any Assigned Contract that relate to a breach of or default under, or any non-compliance with Laws with respect to, any such Assigned Contract that occurred on or prior to the Closing Date;

(d)     any Liabilities for wages, bonuses, retention bonuses or payments, employee benefits, accrued vacation, or other accrued or vested paid time off, assessments, severance or other employment compensation for any employees, or employer Taxes, including without limitation, any arising from the vesting of any equity grants upon the closing of the transactions contemplated hereby other than Assumed PTO, or unpaid amounts to any consultants of the Sellers accrued or arising prior to the Closing;

(e)     all warranty and return obligations, including, without limitation, all Liabilities and obligations to repair or replace, or to refund the sales price (or any other related expenses) for Inventory sold prior to the Closing Date;

(f)     any and all Liabilities for Taxes attributable to the operation of the Business on or prior to the Closing Date and any and all Liabilities (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes that are unrelated to the Purchased Assets;

(g)     any costs and expenses incurred by the Sellers incident to the negotiation and preparation of this Agreement and the transactions contemplated hereby and any Liability of the Sellers to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby;

(h)     any and all Liabilities of the Sellers in respect of the WARN Act or under any similar provision of any federal, state, provincial, regional, foreign or local Law that might arise or have arisen on or prior to the Closing Date; and

(i)     all Liabilities set forth on Schedule 1.4(i).

1.5     Post Closing Liabilities. Purchaser acknowledges that Purchaser shall be responsible for all Liabilities and obligations relating to Purchaser's ownership or use of, or right to use, the Purchased Assets and the Assumed Liabilities after the Closing Date, including without limitation all Taxes arising out of or related to the Purchased Assets or the operation of conduct of the Business acquired pursuant to this Agreement for all Tax periods beginning on or after the Closing Date.

1.6     Assumption/Rejection of Certain Contracts.

(a)     As of the Closing, Sellers shall assume pursuant to Section 365(a) of the Bankruptcy Code and sell and assign to Purchaser pursuant to Sections 363(b), (f) and (m) and Section 365(f) of the Bankruptcy Code each of the Assigned Contracts. Except as provided in Section 1.6(b), Purchaser shall assume and thereafter pay, fully satisfy, discharge and perform all of the obligations under the Assigned Contracts in accordance with the terms of such Assigned Contracts and pursuant to Section 365 of the Bankruptcy Code. The Sellers shall reject all contracts other than the Assigned Contracts and Purchaser shall have no liability relating to any such rejected contract.

(b)     The Sellers shall have paid all Liabilities and obligations under the Assigned Contracts, including, without limitation, Cure Costs, and to the extent not paid, the Purchaser may pay the Cure Costs to the applicable Third Parties and deduct such Cure Costs from the Cash Amount prior to the Closing.

1.7     Foreign Assets.

(a)     A list of the Purchased Assets used in foreign operations of the Seller and the Seller Subsidiaries by country (the “Foreign Assets”) is set forth on Schedule 1.7(a). The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements and other instruments and documents shall be jointly prepared by the Parties and shall include (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, (iii) the Cayman Sale Order, (iv) an allocation of the Purchase Price to the Purchased Assets located within each jurisdiction and (v) to the extent reasonably requested by Purchaser or otherwise required by Law, local asset transfer agreements for each jurisdiction other than the United States (including without limitation the People's Republic of China in which Purchased Assets or Assumed Liabilities are located (“Local Asset Transfer Agreements”), and (vi) such other agreements as may reasonably be required to effect the purchase and assignment of the Purchased Assets and Assumed Liabilities, and shall be executed no later than at or as of the Closing by the Seller and/or one or more of its Seller Subsidiaries, as appropriate, and Purchaser or one or more of its Subsidiaries, as appropriate. Such assignment, transfer or conveyance shall be effective as of such times as provided in each respective Transaction Document and shall be subject to the terms and conditions of this Agreement or other Transaction Document. The Foreign Assets shall otherwise be treated as Purchased Assets for all purposes under this Agreement.

(b)     Purchaser shall use commercially reasonable efforts prior to the Closing Date to establish such foreign subsidiaries necessary to effect the sale of the Purchased Assets held outside of the United States in the jurisdictions listed on Schedule 1.7(b). Purchaser to provide any jurisdictions where Purchaser is assuming assets and does not have an existing subsidiary. To the extent that Purchaser has been unable to complete the formation of any new Subsidiaries required to operate in any such jurisdiction by the Closing Date, Purchaser shall have the right to delay closing the transfer of any assets under any of the Local Asset Transfer Agreements beyond the Closing Date for 60 days from the Closing Date; provided, however, that from and after the Closing Date, Purchaser shall pay directly or reimburse Seller for all direct operating costs related to such Purchased Assets, including lease payments for the subject facility, and shall enter into a secondment agreement with the Seller or its applicable Seller Subsidiary pursuant to which Purchaser shall pay the salary and benefits of the subject Transferred Employees located in such jurisdiction. Between the Closing Date and the date of the closing under each Local Asset Transfer Agreement, Seller and each Seller Subsidiary shall (i) provide access to Purchaser and its Subsidiaries to the Purchased Assets subject to such Local Asset Transfer Agreement, and (ii) allow Purchaser to conduct business in such jurisdiction using such Purchased Assets as part of the Transition Agreement.

1.8     Disclaimer. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE IV AND OTHERWISE IN THIS AGREEMENT, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.

ARTICLE II

Consideration; Payment; Adjustment

2.1     Consideration; Payment. The aggregate consideration (collectively, the “Purchase Price”) to be paid for the purchase of the Purchased Assets, and subject to adjustment in accordance with Section 2.2 below, shall be: (i) the assumption of Assumed Liabilities and (ii) a cash payment of Twenty-One Million Dollars ($21,000,000.00) (the “Cash Payment”), plus (x) the amount, if any, by which the Estimated Current Assets exceeds the Target Current Assets, minus (y) the amount, if any, by which the Target Current Assets exceeds the Estimated Current Assets, plus a cash reimbursement payment equal to $1,460,000.00 related to the UXL Tape Out.

2.2     Adjustment to Purchase Price.

(a)     At least five (5) Business Days prior to the Closing Date, the Seller shall deliver to Purchaser a current assets statement (the “Estimated Current Assets Statement”), setting forth the Seller's calculation of Closing Current Assets with respect to the Business as of the opening of business on the Closing Date (“Estimated Current Assets”). Closing Current Assets will exclude any and all inter-company receivables, payables or other balances between the Seller or any Subsidiary, on the one hand, and the Seller or any Subsidiary, on the other hand. The term “Current Assets” means the receivables, Owned Inventory, Prepaid Inventory, and Prepaid License Fees. The term “Prepaid Inventory” shall mean all inventory of the Business including any raw materials, work in process, finished goods, consumables, service parts, packing materials and supplies paid prior to the Closing Date and not yet received as inventory. The term “Prepaid License Fees” shall refer to fees for licenses set forth on Schedule 2.2(a). The Estimated Current Assets Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Carve-Out Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. Notwithstanding the foregoing, (A) any assets of the Seller or a Subsidiary that are not part of the Purchased Assets shall not under any circumstances be deemed a Current Asset.

(b)     Within sixty (60) days after the Closing Date, Purchaser shall deliver to the Seller a current assets statement (the “Current Assets Statement”), setting forth Purchaser's calculation of Closing Current Assets with respect to the Business as of the opening of business on the Closing Date. The Current Assets Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used to prepare the Carve-Out Financial Statements and, to the extent consistent with the foregoing, in accordance with GAAP. The Seller shall cause its employees to assist Purchaser and its representatives in the preparation of the Current Assets Statement and shall provide Purchaser and its representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Seller and its Seller Subsidiaries for such purpose.

(c)     If Final Current Assets (as defined in Section 2.3 below) exceeds Estimated Current Assets, then Purchaser shall pay to the Seller an amount equal to the difference between Final Current Assets and Estimated Current Assets. If Estimated Current Assets exceeds Final Current Assets, then the Seller shall pay to Purchaser an amount equal to the difference between Estimated Current Assets and Final Current Assets. Any payment required to be made pursuant to this Section 2.2(c) shall be made within five (5) Business Days after the Seller's acceptance of the Current Assets Statement or, if applicable, within five (5) Business Days after receipt of a determination and resolution of any dispute over the Current Assets Statement as provided in Section 2.3 below. Any such amount payable by Purchaser pursuant to this Section 2.2(c) shall be paid by wire transfer of immediately available funds (in U.S. Dollars) to an account or accounts designated in writing by the Party entitled to receive such payment (or by such other means as are mutually agreeable to the Parties).

2.3     Disputes Concerning Adjustment.

(a)     If the Seller does not deliver a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Current Assets Statement, the Seller shall be deemed to have agreed with the Current Assets Statement presented by Purchaser and the Closing Current Assets set forth on the Current Assets Statement shall be deemed the “Final Current Assets” for purposes of this Agreement. “Final Current Assets” shall have the meaning assigned to such term in Section 2.3(b) below.

(b)     If the Seller delivers a Dispute Notice to Purchaser within ten (10) Business Days of receiving the Current Assets Statement, then the Seller and Purchaser shall negotiate in good faith to resolve the dispute. If, after twenty (20) days from the date a Dispute Notice is given hereunder, the Seller and Purchaser cannot agree on the resolution of the dispute, then the Arbitrating Accountant shall be jointly engaged to arbitrate the dispute. Within twenty (20) days after the Arbitrating Accountant accepts the engagement, as evidenced by an engagement letter signed by the Arbitrating Accountant and the Parties (the date of such acceptance being referred to herein as the “Engagement Date”), Purchaser, on the one hand, and the Seller, on the other hand, shall prepare and submit to the Arbitrating Accountant a written brief stating their respective positions on the disputed issue(s). Such briefs shall be submitted simultaneously by the Parties. Within ten (10) days thereafter, Purchaser, on the one hand, and the Seller, on the other hand, shall prepare and submit to the Arbitrating Accountant a reply brief to the brief submitted by the other Party or Parties, as applicable. Such reply briefs shall be submitted simultaneously. Within forty (40) days after the Engagement Date, the Arbitrating Accountant shall determine whether disputed issues of material fact exist between the Parties and, if such determination is made, shall require that an evidentiary hearing be held and completed not later than the fifty-fifth (55th) day after the Engagement Date. The Arbitrating Accountant shall render its final decision and award regarding the disputed matters not later than the fifth (5th) day after the evidentiary hearing is held or, if no evidentiary hearing is to be held, not later than the fifty-fifth (55th) day after the Engagement Date. When acting pursuant to this Section 2.3(b), the Arbitrating Accountant shall determine whether and to what extent, if any, Purchaser's calculation of the Closing Current Assets (determined based on the Current Assets Statement) requires adjustment. The Arbitrating Accountant shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. In addition, the Arbitrating Accountant shall apportion its fees and expenses between the Seller, on the one hand, and Purchaser, on the other hand, in proportion to the difference between the relative position of each Party and the Arbitrating Accountant's ultimate determination with respect to the amount of the Closing Current Assets. The decision and award of the Arbitrating Accountant, including the apportionment of its fees, shall be final and binding on the Parties and shall be subject to confirmation and entry of judgment in accordance with applicable Law. In no event shall the Arbitrating Accountant award either Party consequential, incidental or punitive damages. Purchaser and the Seller shall make all books, records and work papers reasonably requested by the Arbitrating Accountant in connection with the resolution of the item(s) disputed hereunder available to the Arbitrating Accountant. The Closing Current Assets as determined pursuant to the terms of this Section 2.3(b) shall be deemed the “Final Current Assets” for purposes of this Agreement.

2.4     Deposit. Purchaser shall make an earnest money deposit (the “Deposit”) in the amount of 10% of the Base Price to Pachulski Stang Ziehl & Jones LLP, counsel to Sellers, within three (3) Business Days of the Agreement Date. The Deposit shall be applied against payment of the Purchase Price on the Closing Date. If this Agreement shall be terminated pursuant to Sections 3.4(a), (b), (c), (d), (e), (h), (i), (j), (l), (m), or (n) hereof, or in the event that a party other than Purchaser or an Affiliate of Purchaser purchases all or a significant portion of the Purchased Assets, then Sellers shall return the Deposit to Purchaser within five (5) Business Days after Sellers' receipt of Purchaser's written request therefore. If this Agreement shall be terminated by Sellers pursuant to Sections 3.4(k) or (o) hereof, then Sellers shall retain the Deposit. The Parties agree that Sellers right to retain the Deposit, as set forth herein, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Sellers for their respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE III

Closing and Termination

3.1     Closing. Subject to the satisfaction or waiver by the appropriate party of the conditions set forth in Article IX, the closing of the purchase and sale of the Purchased Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable following the satisfaction or waiver of all conditions set forth in this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The Closing shall take place at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California 94303 or at such other place as the Parties may agree. Unless otherwise agreed by the Parties in writing, the Closing shall be deemed effective and all right, title and interest of each of the Sellers in the Purchased Assets to be acquired by the Purchaser hereunder shall be deemed to have passed to the Purchaser and the assumption of all of the Assumed Liabilities shall be deemed to have occurred as of 12:01 a.m. Eastern Time on the Closing Date.

3.2     Closing Deliveries by Sellers. At or prior to the Closing, the Sellers shall deliver to the Purchaser:

(a)     bills of sale substantially in the form of Exhibit A (the “Bill of Sale”) duly executed by each of the Sellers;

(b)     assignment and assumption agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by each of the Sellers;

(c)     a copy of the Sale Order that has been entered by the Bankruptcy Court and is a Final Order;

(d)     copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances, including any applicable UCC termination statements, all in a form reasonably satisfactory to the Purchaser;

(e)     reasonable evidence of (i) each of the consents to assignment of the Assigned Contracts set forth in Schedule 3.2(e)(i), (ii) at least 70% of the consents to assignments of the Assigned Contracts set forth in Schedule 3.2(e)(ii) (each of (i) and (ii), a “Required Consent”) and each Required Consent shall be in full force and effect. Purchaser shall not withhold entering into any such Required Consent (other than with respect to any of the Assigned Contracts set forth on Schedule 3.2(e)(i)) if the commercial terms offered by the applicable Third Party for such Required Consent are reasonable without material change to the terms of such Assigned Contract in place as of the date of this Agreement.

(f)     satisfactory evidence of payment of the Cure Costs;

(g)     an officer's certificate, dated as of the Closing Date, executed by a duly authorized officer of each of the Sellers certifying that the conditions set forth in Section 9.3 have been satisfied;

(h)     a copy of the resolutions adopted by the applicable Boards of Directors of the Sellers evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, certified by an authorized officer at the respective Sellers;

(i)     instrument of assumption and assignment of the Assumed Leases substantially in the form of Exhibit C (the “Assumption and Assignment of Leases”), duly executed by each of the Sellers, in form for recordation with the appropriate public land records, if necessary;

(j)     an Intellectual Property Assignment and Assumption Agreement substantially in the form of Exhibit D (the “IP Assignment and Assumption Agreement”), executed accordingly by the Sellers;

(k)     a License Agreement substantially in the form of Exhibit E (the “License Agreement”), executed by the Sellers;

(l)     a non-competition agreement in the form of Exhibit F (the “Non-Competition Agreement”), pursuant to which the Seller agrees to certain restrictive covenants, executed by the Seller;

(m)     a Transition Services Agreement substantially in the form of Exhibit G (the “Trident Transition Services Agreement”), executed by Sellers;

(n)     a Reverse Transition Services Agreement substantially in the form of Exhibit H (the “Reverse Transition Services Agreement”), executed by Sellers;

(o)     updated unaudited Carve-Out Financial Statements that include balance sheets as of December 31, 2010, December 31, 2011, and as of the last day of the month prior to the calendar month during which the Closing Date occurs (provided that if the Closing Date is less than 25 days after the preceding calendar month, then through the last day of the second preceding month prior to the calendar month during which the Closing Date occurs) and a statement of operations for the period from January 1, 2010 through December 31, 2010, from January 1, 2011 through December 31, 2011, and from January 1, 2012 through the last day of the month prior to the calendar month during which the Closing Date occurs (provided that if the Closing Date is less than 25 days after the preceding calendar month, then through the last day of the second preceding month prior to the calendar month during which the Closing Date occurs) and statement of cash flows for the period from January 1, 2010 through December 31, 2010, from January 1, 2011 through December 31, 2011 (“Updated Carve-Out Financial Statements”) and Purchaser shall have determined that the audit of the Updated Carve-Out Financial Statements shall be completed as required by Section 8.15, provided, however, that for purposes of Section 8.15 audited Updated Carve-Out Financial Statements for 2012 shall be for the period from January 1, 2012 through the Closing Date;

(p)     a facility sharing agreement between the Seller or any applicable Subsidiary and Purchaser or its applicable Subsidiary for a portion of each facility listed on Schedule 3.2(p) which facility sharing agreement shall contain, among other terms, the terms set forth on Schedule 3.2(p) and shall be in the form of Exhibit I (the “Facility Use Agreements”);

(q)     Assignment and Assumption Agreements in the form of Exhibit J for assignment of (i) the Entropic License Agreement and (ii) the Entropic Reverse Transition Services Agreement (the “Entropic Assignment and Assumption Agreement”), executed by applicable Sellers; and

(r)     all other certificates, agreements and other documents required by this Agreement (or as the Purchaser may reasonably request) to be delivered by Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement.

3.3     Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to (or at the direction of) Sellers:

(a)     the Purchase Price, in the form of the Closing Date Payment;

(b)     the Assignment and Assumption Agreement duly executed by the Purchaser;

(c)     the Intellectual Property Assignment and Assumption Agreement, executed by Purchaser;

(d)     an officer's certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied; and

(e)     all other certificates, agreements and other documents required by this Agreement (or as the Sellers may reasonably request) to be delivered by the Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.

3.4     Termination of Agreement. This Agreement may be terminated only in accordance with this Section 3.4. This Agreement may be terminated at any time prior to the Closing, as follows:

(a)     by the mutual written consent of the Sellers and the Purchaser;

(b)     by written notice of either the Sellers or the Purchaser, if the Closing shall not have been consummated prior to June 3, 2012 (the “Outside Date”); provided, however, that the Outside Date may be extended by the mutual written consent of Sellers and Purchaser, for a period up to thirty (30) days to the extent that all conditions to Closing set forth in this Agreement are capable of being satisfied as of such time; provided further, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 3.4(b) if such Party is in material breach of this Agreement;

(c)     by written notice from the Purchaser to the Sellers, if any Bankruptcy Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs, the Business or the reorganization of Sellers is appointed in any Bankruptcy Case;

(d)     by written notice from the Purchaser to the Sellers, if (i) the Sale Order shall not have been approved by the Bankruptcy Court by the close of business on the day that is thirty (30) days after the Agreement Date or (ii) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser, provided, however, that the right to terminate this Agreement under this Section 3.4(d) shall not be available to the Purchaser if Purchaser's failure to fulfill any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of such order to meet these requirements on or before such date;

(e)     automatically if (i) the Sale Order shall not have been approved by the Bankruptcy Court by the close of business on the Outside Date or (ii) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser and such failure shall continue through the Outside Date;

(f)     by written notice from the Purchaser to the Sellers, if (i) the Bidding Procedures Order or Bid Protections shall not have been approved by the Bankruptcy Court by the close of business on the day that is ten (10) days after the Agreement Date or (ii) following its entry, the Bidding Procedures Order or Bid Protections shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser, provided, however, that the right to terminate this Agreement under this Section 3.4(f) shall not be available to the Purchaser if Purchaser's failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of such order to meet these requirements on or before such date;

(g)     by written notice from the Purchaser to the Sellers, if (i) the Bidding Procedures Order or Bid Protections shall not have been approved by the Bankruptcy Court by the close of business on the day that is thirty (30) days after the Agreement Date or (ii) following its entry, the Bidding Procedures Order or Bid Protections shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of the Purchaser;

(h)     by written notice from either the Sellers or the Purchaser, if Sellers have entered into, but not consummated an Alternative Transaction;

(i)     automatically upon the consummation of an Alternative Transaction;

(j)     automatically if Purchaser is not selected as the Prevailing Bidder at the Auction;

(k)     by written notice from the Sellers to the Purchaser, if the Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to the Purchaser of such breach or failure to perform and (iii) has not been waived by the Sellers provided, however, that the Sellers shall not be permitted to terminate this Agreement pursuant to this Section 3.4(k) if the Sellers are then in material breach of the terms of this Agreement;

(l)     by written notice from the Purchaser to the Sellers, if any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within thirty (30) days following delivery of notice to the Sellers of such breach or failure to perform and (iii) has not been waived by the Purchaser; provided, however, that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 3.4(l) if the Purchaser is then in material breach of the terms of this Agreement;

(m)     by written notice from the Purchaser to the Sellers, if there shall have occurred a Material Adverse Effect since the date of this Agreement that shall be continuing;

(n)     by written notice of either the Sellers or the Purchaser, if a court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling or taken any other action, in each case having the effect of restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

(o)     by written notice from the Sellers to the Purchaser, if all of the conditions set forth in Sections 9.1 and 9.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Purchaser fails to deliver the Purchase Price at the Closing, which is held no earlier than three (3) Business Days following notice from Sellers of satisfaction of all conditions set forth in Section 9.1 and 9.3.

3.5     Effect of Termination. In the event of termination of this Agreement pursuant to Section 3.4, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or any of its partners, officers, directors or shareholders; provided, however, that (a) this Section 3.5, Section 2.4, the Sellers' obligation to pay the Bid Protections pursuant to Section 7.1(b), Article XII (Miscellaneous), and the Bidding Procedures Order (if entered) shall survive any such termination.

ARTICLE IV

Representations and Warranties of the Seller

Subject to the exceptions noted in the schedules delivered by the Seller concurrently herewith, the Seller represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

4.1     Organization and Qualification. Seller is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, subject to the provisions of the Bankruptcy Code. Seller has previously delivered to the Purchaser complete and correct copies of its Organizational Documents, as amended and in effect on the Agreement Date.

4.2     Seller Subsidiaries. Each Seller Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Seller Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business) as it is now being conducted, subject to the provisions of the Bankruptcy Code. Each Seller Subsidiary is wholly-owned by the Seller or a wholly-owned Subsidiary of the Seller. Each Seller Subsidiary has previously delivered to the Purchaser complete and correct copies of its Organizational Documents, as amended and in effect on the Agreement Date.

4.3     Authorization of Agreement. Subject to the entry of the Sale Order, Seller and each Seller Subsidiary has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, the performance by Seller and each Seller Subsidiary of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller and each Seller Subsidiary. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by Seller and each Seller Subsidiary and (assuming the due authorization, execution and delivery by the other Parties, and the entry of the Sale Order) this Agreement constitutes, and each Ancillary Document to which it is a party when so executed and delivered (assuming the due authorization, execution and delivery by the other parties thereto) will constitute, legal, valid and binding obligations of Seller and each Seller Subsidiary, enforceable against Seller and each Seller Subsidiary in accordance with its terms.

4.4     Conflicts; Consents; Compliance with Law.

(a)     Except as set forth on Schedule 4.4(a), the execution, delivery and performance by Seller and each Seller Subsidiary of this Agreement or any Ancillary Document to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by Sellers of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of its respective Organizational Documents.

(b)     Except (i) for the entry of the Sale Order, (ii) for filings as may be required under the HSR Act, and (iii) as set forth on Schedule 4.4(b), no filing with, notice to or consent from any Person is required in connection with the execution, delivery and performance by Seller and each Seller Subsidiary of this Agreement or the Ancillary Documents to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, or the taking by Sellers of any other action contemplated hereby or thereby.

(c)     Seller and each Seller Subsidiary is, and has at all times been, in compliance, in all material respects with all applicable Laws. Neither Seller nor any Seller Subsidiary has received any notice or other communication from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Law. Neither Seller nor any Seller Subsidiary is in default in any material respect of any order, writ, injunction, judgment or decree applicable to the Business or the Purchased Assets.

4.5     Intellectual Property.

(a)     The consummation of the transactions contemplated hereby will not conflict with, alter or impair any ability of Purchaser to conduct the Business as such is currently conducted and was conducted as of December 31, 2011, other than as is not within the Seller's Knowledge or would not reasonably be expected to result in any material liability or have any Material Adverse Effect.

(b)     Schedule 4.5(b) sets forth an accurate and complete list of all licenses, sublicenses and other agreements pursuant to which the Seller or any of its Affiliates is authorized or licensed to use any third party Intellectual Property that is used in connection with the Business as currently conducted, except for so-called “shrink-wrap” or “click-wrap” license agreements relating to off-the-shelf computer software licensed in the ordinary course of business.

(c)     Except as set forth on Schedule 4.5(c), neither Seller nor any Seller Subsidiary has, to the Sellers' Knowledge (but without any duty of Sellers to perform patent searches), interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with the Intellectual Property of any other Person or engaged in any act of unlawful use or unfair competition, and no written, or, to Sellers' Knowledge, oral, claims have been asserted by any Person alleging such interference, infringement, misappropriation, dilution, violation, conflict, act of unlawful use or act of unfair competition.

(d)     Except as set forth in Schedule 4.5(d), no claims are pending or, to the Seller's knowledge, threatened, against the Seller or any of its Affiliates by any person with respect to the ownership, validity (excluding administrative actions received in the Ordinary Course of Business in connection with pending patent applications), enforceability or use in the Business of any Seller Intellectual Property.

(e)     Except as set forth on Schedule 4.5(e), neither Seller nor any Seller Subsidiary has notified any Person that it believes that such Person is interfering with, infringing upon, misappropriating, diluting, violating or otherwise acting in conflict with any Seller Intellectual Property, or engaging in any act of unlawful use or unfair competition, or has done any of the foregoing and, to the Knowledge of the Sellers, no Person is interfering with, infringing upon, misappropriating, diluting, violating or otherwise acting in conflict with any Seller Intellectual Property.

(f)     Seller has used all reasonable efforts to maintain all material Intellectual Property that constitutes confidential or trade secret information in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance.

(g)     Neither the execution and delivery of this Agreement by the Seller nor any of the licenses provided herein will result in the Purchaser being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Seller prior to the Closing.

(h)     There is no Intellectual Property developed by any shareholder, director, officer, consultant or employee of any of the Sellers that is used by the Business and that has not been transferred to the Sellers, or is not owned by the Sellers free and clear of any Encumbrances, other than Permitted Encumbrances.

(i)     Purchaser consents to the delivery by the Seller and the Seller Subsidiaries of intellectual property information to Entropic Communications, Inc. (“Entropic”) in accordance with the obligations of Seller and the Seller Subsidiaries under amended Section 7.12 of the Asset Purchase Agreement, dated January 18, 2012, between Seller and the Seller Subsidiaries and Entropic (as amended, the “Entropic Agreement”).

4.6     Brokers and Finders. Except as set forth on Schedule 4.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and Purchaser is not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Sellers or any of their Affiliates.

4.7     Title to Purchased Assets; Sufficiency and Condition of Assets. The Sellers have, and shall convey to the Purchaser at the Closing, good, valid, transferable and marketable title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. The Purchased Assets constitute all of the properties, assets and rights (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Purchaser to conduct the Business after the Closing in accordance with Sellers' past practices and as presently planned to be conducted. Each of the Purchased Assets is in good operating condition and repair, reasonable wear and tear excepted, and is capable of being used in the Ordinary Course of Business in the manner necessary to operate the Business. Notwithstanding the foregoing, the representations in this Section 4.7 do not apply to Intellectual Property, which are covered by the representations in Section 4.5.

4.8     Real Property. Schedule 4.8 sets forth a true, correct and complete list of all Leased Real Property specifying the address or other information sufficient to identify all such Leased Real Property. Each lease or sublease for each Leased Real Property grants the applicable Seller the right to use and occupy the applicable Leased Real Property, in accordance with the terms thereof.

4.9     Tax Returns; Taxes. Except as set forth in Schedule 4.9:

(a)     All Tax Returns required to have been filed by Sellers have been duly filed and are true, correct and complete in all material respects, and no material fact has been omitted therefrom.

(b)     All Taxes due and payable by Sellers (whether or not shown on any Tax Return) have been paid in full or are accrued as Liabilities for Taxes on the books and records of Sellers. The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Carve-Out Financial Statements are adequate to cover all Taxes of the Sellers accruing or payable with respect to Tax periods (or portions thereof) ending on or before the date of the Carve-Out Financial Statements. All Taxes of the Sellers attributable to Tax periods (or portions thereof) commencing after the date of the Carve-Out Financial Statements have arisen in the ordinary course of business.

(c)     The Sellers have withheld and paid all Taxes required to have been withheld and paid by them to the appropriate Government Body in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or other third party.

4.10     Employees; Seller Benefit Plans.

(a)     Schedule 4.10(a) contains a true, complete and correct list of the Seller Employees as of the Agreement Date, specifying their position, primarily location of employment, annual salary, date of hire, Accrued PTO and the amount of any employee benefit or cash compensation that is to be assumed by Purchaser pursuant to the terms of this Agreement. The Sellers are in compliance in all material respects with all Laws relating to the employment or termination of employment of the Employees.

(b)     There are no material Actions pending or, to the Knowledge of any Seller, threatened, against any Seller by any Seller Employee. There are no strikes, slowdowns, work stoppages, lockouts, or, to the Knowledge of any Seller, threats thereof, by or with respect to any Seller Employees.

(c)     Schedule 4.10(c) contains a true, complete and correct list of each Seller Plan.

4.11     Financial Statements. Schedule 4.11 contains complete and accurate copies of the carve-out unaudited balance sheet of the Business as of December 31, 2011 and as of December 31, 2010 and the carve-out unaudited statement of operations of the Business for the periods from January 1, 2011 through December 31, 2011 and January 1, 2010 through December 31, 2010 (the “Carve-Out Financial Statements”). The Carve-Out Financial Statements and any updates to the Carve-Out Financial Statements delivered pursuant to this Agreement were and will be derived from the Seller's historical financial statements, were and will be prepared in accordance with GAAP throughout the periods covered thereby, comply as to form in all material respects with the published rules and regulations of the SEC applicable to the presentation of acquired company financial statements, and accurately present the financial position of the Business as of the respective dates thereof and the results of operations and cash flows of the Business for the periods covered thereby; provided, however, that the Carve-Out Financial Statements are unaudited and lack footnote disclosures required by GAAP. The Seller and each of its consolidated Subsidiary's books, accounts and records are, and have been, maintained in accordance with GAAP and properly reflect all material transactions of the Business entered into by the Seller and the Seller Subsidiaries, on a consolidated basis.

4.12     Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.12, Sellers do not have any Liabilities, except (i) Liabilities reflected on the Carve-Out Financial Statements, (ii) Liabilities that have arisen after the date of the Carve-Out Financial Statements in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a material Liability for breach of warranty, tort or infringement or a claim or lawsuit) and (iii) Liabilities that are or will be Excluded Liabilities.

4.13     Inventory. Schedule 4.13(a) contains a complete and accurate list of all Owned Inventory. All Owned Inventory consists of items of a quantity and quality historically useable and/or saleable in the Ordinary Course of Business. All Owned Inventory is free from defects in materials and workmanship (normal wear and tear excepted) except for immaterial defects and deficiencies. The Owned Inventory is not excessive in kind or amount, or slow moving, in light of the Business as currently conducted. All Owned Inventory is located at the location(s) listed on Schedule 4.13(a) or is in transit to such locations from the Seller's or any Seller Subsidiary's manufacturer. Schedule 4.13(b) contains a complete and accurate list of all Inventory relating to the Business that is held by NXP (the “NXP Inventory”). To the Knowledge of Seller, all NXP Inventory consists of items of a quantity and quality historically useable and/or saleable in the Ordinary Course of Business, is free from defects in materials and workmanship (normal wear and tear excepted) except for immaterial defects and deficiencies, and is not excessive in kind or amount, or slow moving, in light of the Business as currently conducted.

4.14     Current Assets. Schedule 4.14(a) contains a complete and accurate list of all outstanding receivables as of the date of this Agreement. Schedule 4.14(b) contains a complete and accurate list of all outstanding Prepaid Inventory as of the date of this Agreement.

4.15     Permits. The Seller and each of the Seller Subsidiaries is in compliance in all material respects with each Permit and Export Approvals in or related to the Business. Purchaser has been provided with access to complete copies of all Permits and Export Approvals.

4.16     Litigation. Except for the Bankruptcy Case and the Cayman Insolvency Case, neither the Seller nor any Seller Subsidiary is a party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Third Party or governmental or other authority) with respect to the Purchased Assets or the Business. Schedule 4.16 contains a complete and accurate list of each action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, (i) against the Seller, any Seller Subsidiary or any of their respective directors, officers and stockholders that is related to the Business, (ii) with respect to or affecting (a) the Purchased Assets or Assumed Liabilities or (b) the operations, assets, business or financial condition of the Business, or (iii) related to the consummation of the transactions contemplated hereby. No notice, citation, inquiry or complaint is pending against or, to the Knowledge of Seller, threatened against the Seller or any Seller Subsidiary alleging any violation of or material Liability under any Environmental Law or Environmental Permit with respect to the Business.

4.17     Contracts

(a)     Schedules 1.1(a) and 1.2(d) set forth a complete list of all material contracts that relate to the TV Business;

(b)     the Seller or the applicable Seller Subsidiary is not in material breach of or default under any Assigned Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of an Encumbrance thereunder or pursuant thereto;

(c)     the Seller or the applicable Seller Subsidiary has not, at any time since February 8, 2010, received any written notice or, to the Knowledge of the Seller, other communication, in each case, regarding any actual, alleged, or potential violation or breach of, or default under, any of the Assigned Contracts; and

(d)     to the Knowledge of the Seller, there are no pending renegotiations of any of the Assumed Contracts and the Seller or the applicable Seller Subsidiary has not received written notice from any Person party to any Assigned Contract regarding the termination, cancellation, or material change to the terms of, any such Assigned Contract.

ARTICLE V

Representations and Warranties of the Purchaser

Purchaser represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date:

5.1     Organization and Qualification. The Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser's ability to consummate the transactions contemplated hereby.

5.2     Authority. The Purchaser has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and perform the Assumed Liabilities. The execution and delivery of this Agreement by the Purchaser and each of the Ancillary Documents to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation of the transactions contemplated hereby and thereby and the assumption and performance of the Assumed Liabilities have been duly and validly authorized by all necessary actions on the part of the Purchaser. This Agreement has been, and at or prior to the Closing, each of the Ancillary Documents to which it is a party will be, duly and validly executed and delivered by the Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Documents by the Sellers and subject to the effectiveness of the Sale Order, this Agreement constitutes, and each Ancillary Document to which Purchaser is a party when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

5.3     Conflicts; Consents.

(a)     Except as set forth on Schedule 5.3(a), the execution, delivery and performance by the Purchaser of this Agreement or any Ancillary Document to which it is a party, the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby and the taking by the Purchaser of any other action contemplated hereby or thereby, do not and will not contravene, violate or conflict with any term or provision of its Organizational Documents.

(b)     Except as (i) set forth on Schedule 5.3(b) and (ii) for filings as may be required under the HSR Act, no consent, waiver, approval, order or authorization of, or registration, qualification, designation or filing with any Person or Governmental Body is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or the Ancillary Documents to which it is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assumption and performance of the Assumed Liabilities or the taking by the Purchaser of any other action contemplated hereby or thereby, other than such filings, notices or consents, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser's ability to perform its obligations under this Agreement and the Ancillary Documents to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

5.4     Financing. Purchaser has sufficient funds in an aggregate amount necessary to pay the Purchase Price and to perform the Assumed Liabilities and to consummate all of the other transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

5.5     Brokers. Sellers are not or will not become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Purchaser or any of its Affiliates.

5.6     Adequate Assurances Regarding Assigned Contracts. As of the Closing, Purchaser will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

ARTICLE VI

Employees

6.1     Employee Benefits.

(a)     The Purchaser shall extend to a minimum of at least eighty-eight percent (88%) of the employees of the Business set forth on Schedule 6.1(a) (the “TV Employees”), and may extend to any Seller Employee hired with the consent of the Purchaser to replace any TV Employee terminated following the date hereof, an offer of employment (“Transfer Offer”) that, if accepted, shall become effective immediately after the Closing. The Seller shall (and shall procure that each Seller Employer shall) use reasonable endeavors to encourage TV Employees to accept Transfer Offers, and each Local Asset Transfer Agreement shall set forth specific provisions for cooperation between the Seller and Purchaser to best effectuate the transfer of TV Employees, in the respective jurisdictions. Employment pursuant to a Transfer Offer shall be contingent, among other requirements stated in the Transfer Offer, upon such TV Employee's remaining employed by a Seller Employer as of the Closing. Employees of any Seller Employer who commence employment with Purchaser pursuant to a Transfer Offer or who transfer to Purchaser pursuant to this Section 6.1(a) shall be referred to herein as “Transferred Employees.” Except as provided in an individual Transfer Offer or the applicable Local Asset Transfer Agreement, Transfer Offers shall include credit for the employee's service with Seller Employers for purposes of vacation accrual rates but not for purposes of retirement or severance benefits, except as otherwise required under local Law, and shall offer base salary compensation equal to the base salary compensation paid by the Seller Employer immediately prior to the transfer. Transfer Offers shall offer TV Employees eligibility for benefits consistent with benefits offered to equivalent positions with Purchaser provided that benefits shall not be less than those provided by Seller to the extent required by local Law. Nothing in this Section 6.1 or elsewhere in this Agreement shall be construed to create a right in any TV Employee, or in any other employee of the Seller or a Seller Subsidiary, to employment with Purchaser to the extent that such right does not otherwise exist under local Law.. The employment of each Transferred Employee who was a TV Employee based primarily in the United States shall be “at will” employment. Purchaser will hire each employee who accepts a Transfer Offer and meets the contingencies therein, provided that, except as otherwise provided in any individual employment agreement between Purchaser and a TV Employee, Purchaser will not be obligated to maintain the employment of, or the compensation, benefits, or terms of employment provided in any Transfer Offer for any specified period thereafter except as required under local Law. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote, or demote any Transferred Employee after the Closing Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, compensation, benefits, or terms or conditions of employment of such Transferred Employee except as otherwise required under local Law.

(b)     The Transferred Employees shall be eligible to participate in Purchaser's health and welfare benefit plans, to substantially the same extent as similarly situated employees of Purchaser. To the extent that service is relevant for eligibility, accrual rates, or benefit levels under any health or welfare benefit plan of Purchaser or compensation program such as vacation or paid time off, then Purchaser shall ensure that such health or welfare benefit plan or compensation program shall, for purposes of eligibility, accrual rates, or benefit levels but not for purposes of accrued balances, credit Transferred Employees for service with the Seller Employers.

(c)     The Purchaser shall not assume any Liabilities or obligations for the provision of advance notice of employment termination, payment in lieu of notice of termination, severance, or any applicable penalties with respect to Transferred Employees or any other employees of or individuals providing services to the Seller or its Seller Subsidiaries, Seller Employee Benefit Plan, policy of the Seller or any Seller Subsidiary, or other Contract, arising as a result of the transactions contemplated hereby, except as otherwise required under local Law.

(d)     Purchaser shall have no Liability in connection with the termination by the Seller or a Seller Subsidiary of the employment or engagement of any employee of or other Person providing services to the Seller or to a Seller Subsidiary, including any TV Employee, except as required under local Law..

(e)     The Seller will be responsible for the payment and satisfaction of (i) all wages and other remuneration due to the TV Employees with respect to their services to Seller Employers through the Closing Date (including fiscal year 2011 bonus payments, if any), (ii) all payments required under the WARN Act with respect to actions or activities occurring on or prior to the Closing Date in connection with the transactions contemplated hereby, (ii) the provision of health plan continuation coverage for (A) any employee of the Seller or any Seller Subsidiary (including any TV Employee) terminated or who resigned prior to the Closing, and (B) any employee of the Seller or any Seller Subsidiary that is not a Transferred Employee terminated after the Closing, in each case, in accordance with the requirements of COBRA and ERISA §§ 601-608, (iv) all termination or severance payments to any TV Employee who resigned or was terminated on or prior to the Closing Date and any claims that consummation of the transactions contemplated hereby or any measures to be imposed in connection with the transactions contemplated hereby constitutes an involuntary termination or constructive termination of the employment of any of TV Employees, except as otherwise required under local Law, and (v) all Liabilities arising under claims by the TV Employees for benefits attributable to periods on or prior to the Closing Date under any Seller Employee Benefit Plan. Purchaser shall assume the Assumed PTO.

(f)     Purchaser shall not adopt or assume any Seller Employee Benefit Plan or any obligations thereunder and all Liabilities under such Seller Employee Benefit Plans shall remain the Liability of the Seller, except as required under local Law. Purchaser is not obligated under this Agreement to assume any agreements with a Labor Organization, except as required under local Law.

(g)     Nothing herein express or implied by this Agreement shall confer upon any TV Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, except as otherwise required under local Law.

(h)     The Seller undertakes to the Purchaser:

(i)     that it has complied and shall comply in all respects with its obligations under regulation 11 of TUPE;

(ii)     that it has complied and shall comply in all respects with regulation 13 of TUPE and Part IV of TULRCA (and that it has provided and shall provide to the Purchaser such information as the Purchaser may request in writing in order to verify such compliance);

(iii)     that it has not terminated and shall not terminate or take any steps to terminate (constructively or otherwise) the employment of any of the TV Employees without the prior written consent of the Purchaser;

(iv)     that it has not transferred and shall not transfer any of the TV Employees from working within the TV Business, it has not induced and shall not induce any TV Employee to resign their employment in the TV Business, and it has not agreed and shall not agree to transfer any TV Employee from the TV Business (without the prior written consent of the Purchaser);

(v)     that it shall not employ, engage or transfer any Person who is not a TV Employee to work in the Business without the prior written consent of the Purchaser.

(i)     If any Contract of employment or engagement or collective agreement or other workforce agreement not disclosed to the Purchaser is found or alleged to have effect as if originally made between the Purchaser and any Person or body or their representatives as a result of the provisions of TUPE or otherwise, then (without prejudice to any other rights or remedies which may be available to the Purchaser) the Purchaser may terminate such Contract or agreement within thirty (30) days of becoming aware of such transfer or alleged transfer, to the extent permissible under local Law

(j)     Without prejudice to the other provisions of this Section 6.1, the Seller shall, at its own expense, give the Purchaser such assistance as the Purchaser may reasonably require to contest any demand by any Person, other than any of the TV Employees, employed or engaged in the Business at or before the Closing Date or their representatives resulting from or in connection with this Agreement. The Seller shall, on request by the Purchaser and at the Seller's expense, provide to the Purchaser such information or documents as the Purchaser may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the TV Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the Closing Date, to the extent permissible under local Law

ARTICLE VII

Bankruptcy Court Matters

7.1     Competing Bid and Other Matters.

(a)     No later than two (2) days after the signing of this Agreement, the Sellers shall file with the Bankruptcy Court an application or motion seeking approval of (i) the Bidding Procedures Order (ii) the form of this Agreement and the Debtors' authority to enter into this Agreement and (iii) the Bid Protections (as defined below) (the “Bidding Procedures Motion”).

(b)     If this Agreement is terminated pursuant to Section 3.4(h), (i) and/or (j), the Purchaser shall be deemed to have earned and shall be entitled to the payment and reimbursement of, and the Sellers shall promptly pay and reimburse (and, in any event, upon the closing of any Alternative Transaction) the Purchaser in immediately available funds for, its actual, reasonable out-of-pocket fees and expenses in the maximum amount of $350,000 (the “Expense Reimbursement”) and the payment of a break-up fee of $800,000 (the “Break-Up Fee”, together with the Expense Reimbursement, the “Bid Protections”). The Expense Reimbursement is to reimburse the Purchaser for reasonable out-of-pocket fees and expenses incurred in connection with the preparation, execution and performance of the transactions contemplated by this Agreement, including filing and notification fees, and reasonable out-of-pocket fees and expenses of the Purchaser (including reasonable professional's fees and expenses) and its representatives in connection with the preparation, execution and negotiation of this Agreement, complying with its terms and otherwise effectuating the transactions contemplated hereby. If this Agreement is terminated by Purchaser for any reason in accordance with Section 3.4 (other than Section 3.4(g) and (h)) and the Seller subsequently consummates a sale of all or a substantial portion of the Purchased Assets with a Person other than the Purchaser, including in connection with any Alternative Transaction, then the Sellers and each Seller Subsidiary shall promptly (and in any event within five (5) Business Days after such event) jointly and severally pay Purchaser in immediately available funds, and Purchaser shall be deemed to have earned, the Expense Reimbursement and the Break-Up Fee. The obligations of Sellers to pay the Bid Protections (i) shall be entitled to administrative expense claim status under Sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, (ii) shall not be subordinate to any other administrative expense claim against the Sellers, other than any adequate protection order in existence at the time the Expense Reimbursement is approved, and (iii) shall survive the termination of this Agreement in accordance with Section 3.5. The Bidding Procedures Order shall approve the Bid Protections as set forth in this paragraph.

(c)     This Agreement and the transactions contemplated hereby are subject to Sellers' right and ability to consider higher or better competing bids with respect to the Business and a material portion of the Purchased Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”).

(d)     If an Auction is conducted, and the Purchaser is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”), this Agreement shall be immediately and automatically terminated.

(e)     The Sellers shall promptly serve true and correct copies of the Sale Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the District of Delaware and any other applicable order of the Bankruptcy Court.

7.2     Sale Order. The Sale Order shall be entered by the Bankruptcy Court. The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Purchased Assets to the Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (C) the performance by Sellers of their respective obligations under this Agreement; (ii) authorize and empower Sellers to assume and assign to the Purchaser the Assigned Contracts; and (iii) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to any Seller and grant the Purchaser the protections of Section 363(m) of the Bankruptcy Code. The Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that the Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court's approval of the Sale Order shall be appealed, Sellers shall use reasonable efforts to defend such appeal.

ARTICLE VIII

Covenants and Agreements

8.1     Conduct of Business of Sellers. During the Pre-Closing Period, except (a) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (b) as required by applicable Law, (c) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 8.1 or (d) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), Seller and each Seller Subsidiary shall:

(i)     conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business;

(ii)     use its commercially reasonable efforts to preserve the goodwill of and relationships with Governmental Bodies, customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with the Business;

(iii)     comply with all applicable Laws;

(iv)     maintain in full force and effect policies of insurance or substantially equivalent policies;

(v)     maintain the books of account and records of the Business as conducted by it in the Ordinary Course of Business and consistent with past practices;

(vi)     not mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance) the Business or any of the Purchased Assets;

(vii)     not sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any of the Purchased Assets, other than sales of Inventory in the Ordinary Course of Business;

(viii)     not make or rescind any material Tax election or take any material Tax position (unless required by Law) or file any amended Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practices, or settle any Tax Liability, except in each case as would not reasonably be expected to result in Liability to the Purchaser or the Business;

(ix)     not settle or compromise any claim, Liability, Action or obligation related to or in connection with the Business, the Purchased Assets or any Assumed Liability, other than the payment, discharge or satisfaction of Liabilities in the Ordinary Course of Business, pursuant to an order of the Bankruptcy Court or as otherwise contemplated by this Agreement;

(x)     not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any shareholder, officer or director or any Person with whom any such shareholder, officer or director has any direct or indirect relation, other than the payment of salaries in the Ordinary Course of Business;

(xi)     not increase the compensation payable to, or to become payable to, or grant any bonus, service, award or other like benefit to, any of its current or former directors, Employees or consultants, except for increases in base compensation in the Ordinary Course of Business;

(xii)     if requested in writing by Purchaser, to the extent permitted by applicable Law, report to Purchaser regarding the Business and the status of the Business and the Seller's and each Seller Subsidiary's operations and finances; provided, that, the Seller shall only be required to report information that is currently available to the Seller and that is prepared in a format that is currently used by the Seller to report such information or a format required pursuant to this Agreement;

(xiii)     report to Purchaser on a weekly basis the names of any Transferred Employees who give notice of termination of employment or who threaten to terminate employment;

(xiv)     cooperate with and assist Purchaser in identifying all Permits required by Purchaser to operate the Business after the Closing Date;

(xv)     not amend, waive, modify or consent to the termination of any Assigned Contract or Permit or amend, waive, modify or consent to the termination of rights of the Seller or any Seller Subsidiary thereunder, or enter into any Contract that would be an Assigned Contract if entered into prior to the date hereof, other than in the Ordinary Course of Business;

(xvi)     not authorize, or make any commitment with respect to, any single capital expenditure for the Business that is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Business taken as a whole;

(xvii)     not enter into any lease of real or personal property or any renewals thereof for the Business involving a term of more than two months; or

(xviii)     enter into an agreement to do any of the foregoing.

8.2     Access to Information. Seller and each Seller Subsidiary agrees that, between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, the Purchaser shall be entitled, through its officers, employees, legal counsel, accountants and other authorized representatives, agents and contractors (“Representatives”), to have such reasonable access to and make such reasonable investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Sellers as the Purchaser's Representatives may reasonably request. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. Seller and each Seller Subsidiary shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with the Purchaser and the Purchaser's Representatives in connection with such investigations and examinations, and the Purchaser shall, and use its commercially reasonable efforts to cause its Representatives to, reasonably cooperate with the Sellers and their respective Representatives, and shall use its commercially reasonable efforts to minimize any disruption to the Business.

8.3     Assignability of Certain Contracts. To the extent that the assignment to the Purchaser of any Assigned Contract pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Contract or any right or interest therein unless and until such consent is obtained; provided, however, that the Parties will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, Sellers and the Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide the Purchaser with the benefits and obligations of any such Contract and the Purchaser shall be responsible for performing all obligations under such Contract required to be performed by Sellers on or after the Closing Date to the extent set forth in this Agreement.

8.4     Rejected Contracts. No Seller shall reject any Assigned Contract in any bankruptcy proceeding following the Agreement Date without the prior written consent of the Purchaser. Purchaser shall have no liability for damages relating to the rejection of such Assigned Contract.

8.5     Reasonable Efforts; Cooperation.

(a)     Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder. The Seller shall cooperate with and assist Purchaser in transferring, moving, or transporting any Purchased Assets to or from the premises subject to the Facility Use Agreements which cost and expense shall be borne solely by the Purchaser.

(b)     In the event that any of the Parties to this Agreement discovers a Contract related to the Business, the Purchased Assets or the Assumed Liabilities during the period from and after the Agreement Date, and such Contract (i) was unknown as of the Agreement Date, (ii) is a Contract that the Purchaser wishes to assume the rights and obligations of and (iii) such Contract would not be deemed a Non-Assigned Contract by Sellers, the Purchaser and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for the Purchaser to assume the rights and obligations under such Contract.

(c)     The obligations of Sellers pursuant to this Section 8.5 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), and each of Sellers' obligations as a debtor-in-possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers' duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.

(d)     The Sellers shall, upon reasonable advance notice and subject to compliance with Law, provide the Purchaser with full access to, and copies of, all of the properties, books, contracts, documents, insurance policies, records and personnel relating to the Business, Transferred Employees and the Purchased Assets, including without limitation, all accounting records, ledgers, invoices and other documents supporting the amounts reflected in the Carve-Out Financial Statements, during normal business hours; provided, however, that any such access shall be conducted at Purchaser's expense under the supervision of appropriate personnel of the Sellers. Nothing herein shall require the Sellers to disclose any information to Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege.

8.6     Further Assurances. Each Party shall execute and cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.7     Notification of Certain Matters.

(a)     Sellers shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to Sellers, of (i) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents is not likely to be obtained prior to Closing, (ii) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court and (iii) the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

(b)     The Seller shall provide Purchaser prompt (and no later than twenty four hours) notice if any third party requests information about the Business at any time following approval by the Bankruptcy Court of the Bidding Procedures Order. Such notice shall include the identity of such third party.

8.8     Litigation Support. If any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand in connection with the transactions contemplated hereby, then, for so long as such contest or defense continues, each Party will, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party has a right to indemnification therefor under Article IX in which case Article IX, and not this Section 8.8, shall govern), (a) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and (b) make available all personnel and provide all testimony and access to its books that is necessary or reasonably requested by the contesting or defending Party in connection with such contest or defense (in all cases after reasonable notice and during normal business hours).

8.9     Transition. After the Closing the Seller shall (a) reasonably cooperate with Purchaser in its efforts to continue and maintain for Purchaser's benefit those business relationships of the Seller and each of its Seller Subsidiaries existing before the Closing and related to the Business with any lessor, licensor, customer, supplier or other Person having a business relationship (following the Closing, and only for the duration of such business relationship) with the Seller or any Seller Subsidiary before the Closing and related to the Business and (b) refer to Purchaser all inquiries relating to the Business. Pursuant to the Transition Agreement, the Seller and its applicable Seller Subsidiaries shall provide certain post-closing services to Purchaser and its Subsidiaries, as specified therein.

8.10     Payment of Transaction Taxes and Fees; Periodic Taxes.

(a)     For purposes of this Agreement, the term “Transfer Charges” shall mean all transfer, filing, recordation, value added, goods and services, sales, use, bulk sales, excise or license taxes, stamp duties or similar fees or taxes. To the extent that Purchaser obtains a refund, credit, or other recovery of an amount paid by the Purchaser for any Liability of any Transfer Charges under this Agreement, Purchaser shall solely bear the Liability of such Transfer Charges. Purchaser and Seller (or Seller Subsidiary) shall equally bear the Liability of all other Transfer Charges. The Parties shall comply with the invoicing, payment and remittance requirements under applicable law with respect to all Transfer Charges. Seller (or Seller Subsidiary) and Purchaser shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Charges.

(b)     Unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Charges shall be prepared by the Party required by law to file such Tax Returns.  The filing  Party shall use its reasonable commercial efforts to provide the other  Party the Tax Returns which it is required to file at least 10 days before such Tax Returns are due to be filed.  All such Tax Returns shall be consistent with the allocation of the Purchase Price as determined pursuant to Section 12.1. Seller and Purchaser shall settle their respective obligations for the Liability for Transfer Charges under Section 8.10(b) no later than the time specified in Section 12.1.

(c)     The Parties agree that, for sales Tax purposes, the sale of the Purchased Assets under this Agreement is an occasional sale of assets by the Seller in which the Seller does not trade in the Ordinary Course of Business. The Parties shall take commercially reasonable actions to assert and establish the occasional sale exemption from any sales Tax associated with the transactions contemplated hereby, to the extent such exemption is available. The Seller acknowledges that its accounting records treat the Purchased Assets as a separate business operation, and that business was identified on its books as a separate operation prior to the Closing Date. The Seller agrees to convey documentation on or before the Closing Date to Purchaser attesting that its accounting records identified the Purchased Assets as a separate identifiable operation. The Parties agree that the acceptable form of documentation will be true and actual copies of the Seller's Updated Carve-Out Financial Statements for periods prior to the Closing Date. Purchaser shall provide the Seller with an exemption certificate for any tangible personal property included in the Purchased Assets which is eligible for any sales Tax exemption. For sales Tax purposes, Purchaser and the Seller shall use the Allocation of the Purchase Price for any such Purchased Assets that are subject to sales Tax as determine post-Closing pursuant to Section 12.1 of this Agreement. The Seller shall arrange for electronic delivery to Purchaser or its designated Affiliates of all Seller Intellectual Property assets at Closing to the extent such delivery reduces or eliminates applicable Taxes.

(d)     Real and personal property taxes, ad valorem taxes, and franchise fees or taxes with respect to the Purchased Assets (that are imposed on a periodic basis (collectively, “Periodic Taxes”) shall be prorated between the Seller and Purchaser for any taxable period that includes but does not end on the Closing Date.  Periodic Taxes shall be prorated between Purchaser and the Seller based on the relative periods the Purchased Assets were owned by each respective party (or its Affiliates) during the fiscal period of the taxing jurisdiction for which such taxes were imposed by such jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction). Purchaser and the Seller shall promptly forward any invoice to the other party for its reimbursable pro rata share, if any, of any Periodic Taxes.

8.11     Payment of Receivables. If the Seller or any of its Affiliates receives any payment relating to any receivable after the Closing, such Person will promptly endorse (where necessary) and deliver to Purchaser all cash, checks and other documents received on account of such Receivable and will advise Purchaser (promptly upon the discovery or awareness of the Seller or its Affiliate) of any counterclaims or off-sets that may arise after the Closing with respect to such receivable.

8.12     Confidentiality. This Agreement is not intended to supersede or replace the Confidentiality Agreement. The Confidentiality Agreement will survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its terms, and the Seller and Purchaser will continue to be obligated to perform and comply with its obligations under the Confidentiality Agreement until the Closing. Following the Closing, Seller shall, and shall cause its representatives, advisors, consultants and affiliates to, keep confidential and not, directly or indirectly, divulge to any person or use for their own benefit, any Confidential Information included in the Purchased Assets or owned by Purchaser or its Affiliates, except for disclosures requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, and then only in accordance with the procedure hereinafter described, or otherwise required by law. In the event that the Seller or any Seller Subsidiary or any of their respective representatives, advisors, consultants or affiliates (each a “Seller Party”) is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller Party shall notify Purchaser of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.13. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller Party believes in good faith, after consulting with counsel, that it is compelled to disclose any such Confidential Information to the tribunal or else stand liable for contempt, such Seller Party may disclose such Confidential Information to the tribunal; provided, however, that such Seller Party shall use its commercially reasonable efforts to obtain, at the request and cost of Purchaser, an Order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed. The prohibitions against disclosure and use of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Purchaser may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement. The Parties agree that the Seller and the Purchaser shall file this Agreement but not the accompanying Disclosure Schedule, without redaction, with the SEC as an exhibit to Seller and Purchaser's periodic reports and will file the Exhibits to this Agreement, with confidential treatment to be requested for mutually agreed upon terms.

8.13     Post-Closing Consents.

(a)     To the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Asset would result in a violation of any applicable Law, would require any Consent or waiver of any Governmental Body or third Person and such Consent or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable Law or result in a termination of any Contract. To the extent that any consents, authorizations, approvals or acknowledgements with respect to any Purchased Asset, Permit, or Assigned Contract (each a “Consent”) have not been obtained prior to Closing, then following the Closing, the Seller and Purchaser shall use commercially reasonable efforts to promptly obtain such Consent, the cost of which (exclusive of Cure Costs) shall be borne solely by Purchaser. Pending receipt of any such Consent, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser and the Subsidiaries the benefits of such Purchased Asset, Permit or Assigned Contract or to obtain such Consent. To the extent that a Consent for any such Purchased Asset, Permit or Assigned Contract cannot be obtained for Purchaser or the full benefits of use of any such Purchased Asset, Permit or Assigned Contract cannot be provided to Purchaser and its Subsidiaries following the Closing, then the Parties, at the Purchaser's sole cost and expense, shall endeavor to enter into such arrangements (including subleasing or contracting if permitted) to provide to Purchaser and the Subsidiary the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such Consent. Nothing in this Section 8.14 shall limit the Seller's obligation to pay Cure Costs pursuant to the terms of this Agreement.

(b)     Once such Consent or waiver is obtained, the Seller shall, or shall cause its Seller Subsidiaries to, sell, assign, transfer, convey and license such Purchased Asset to Purchaser for no additional consideration.

8.14     Audits of Carve-Out Financial Statements. The Seller shall deliver, or cause to be delivered to Purchaser within 70 days following the Closing, audited Updated Carve-Out Financial Statements through the Closing Date that conform in all material respects to the published rules and regulations of the SEC applicable to acquired company financial statements for each of the periods that Purchaser is required to file with the SEC under such published rules and regulations and shall cause the auditing firm or firms to deliver any consents required in order for the Purchaser to file the Updated Carve-Out Financial Statements with the SEC or to incorporate the Updated Carve-Out Financial Statements into any registration statement of Purchaser or its parent under the Securities Act. If prior to Closing, the Seller revises any of the Carve-Out Financial Statements delivered at or prior to signing of this Agreement, then the Seller shall promptly notify Purchaser and deliver to Purchaser a copy of the revised Carve-Out Financial Statements.

8.15     Limited Trademark License. The Seller hereby grants Purchaser and its Subsidiaries a nonexclusive, nontransferable, royalty free, worldwide license to use the Seller's trademark, trade name, and service marks “Trident Microsystems” and the Trident Microsystems logo, alone or in combination with any other words or terms or variation of such words or terms (the “Trident Microsystems Marks”) to the same extent and with the same scope as used by the Seller in the Business prior to the Closing until all Products manufactured with the Trident Microsystems Marks are sold.

8.16     Deletion/Destruction of Confidential Information. Promptly following the Closing, but no later than sixty (60) days following the Closing, the Seller and its Subsidiaries will use commercially reasonable efforts to delete or destroy all Confidential Information related solely to the Business included in the Purchased Assets from all books and records retained by the Seller and its Subsidiaries as Excluded Assets and in the possession of the Seller, including all books and records in electronic form, including databases, e-mails and backups retained for archival and disaster recovery purposes; provided, however, that the Seller and its Subsidiaries shall first use commercially reasonable efforts to ensure that it has delivered all such Confidential Information to Purchaser. As part of this process, the Seller shall inform all employees and consultants (other than Transferred Employees) of the obligation to delete such Confidential Information from employee desktops, notebooks, files or databases maintained by such employees. Upon Purchaser's request, the Seller shall certify to Purchaser that it has and continues to comply with this Section 8.17. During the period commencing sixty (60) days following the Closing Date through the date ending seventy-five (75) following the Closing Date, without interfering with the Seller's conduct of the business before Closing, Purchaser shall be permitted reasonable access to the Seller's and Subsidiaries' premises during normal business hours in order to perform an audit to confirm the deletion and destruction of all Confidential Information included in the Purchased Assets (the “Data Audit”). The Seller shall cooperate with Purchaser in arranging or coordinating any access by Purchaser to the Seller's and Subsidiaries' premises for the purpose of complying with this Section 8.17. The Seller shall delete and destroy any such Confidential Information that is discovered through the Data Audit. Until the Seller and its Subsidiaries complete the deletion or destruction of all Confidential Information in accordance with this Section 8.17, including any Confidential Information identified through the Data Audit (“Destruction Completion Date”), the Seller and its Subsidiaries shall not transfer or provide access to any of their respective information technology systems, servers, computers, other computer equipment or any of its backup storage devices to any Third Party. Within five Business Days following notice that the Seller has completed its obligations under this Section 8.17, Purchaser shall begin the 15-day period to conduct the Data Audit.

8.17     Disclosure Updates. Until the Closing, the Seller will, as soon as possible after discovery deliver to Purchaser written notice (each, a “Disclosure Schedule Update”) in the form of an amendment or supplement to the Schedules to (i) reflect any event occurring or fact, circumstance or condition arising after the date of this Agreement that, if such event occurred or such fact, circumstance or condition arose before or on the date of this Agreement would have been required to be disclosed in the Schedules or (ii) correct any existing inaccuracy or deficiency in the Schedules based on any event that occurred or fact, circumstance or condition that existed before or on the date of this Agreement. Notwithstanding the foregoing, the Seller shall not be permitted to provide a Disclosure Schedule Update within five (5) Business Days prior to the Closing Date and no material change to the Schedules contained in any Disclosure Schedule Update shall be binding and enforceable against Purchaser without Purchaser's consent.

ARTICLE IX

INDEMNIFICATION

9.1     Indemnification Obligations of the Sellers. Notwithstanding the Closing, each of the Sellers covenants and agrees to indemnify, defend and hold Purchaser and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Purchaser Indemnitees”) harmless from and against all losses, liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys', accountants', investigators', and experts' fees and expenses) incurred in connection with the defense or investigation of any claim (“Damages”) sustained or incurred by any Purchaser Indemnitee arising from or related to:

(a)     any inaccuracy in or breach of any of the Sellers' representations and warranties in this Agreement;

(b)     any breach by the Seller or any Seller Subsidiary of, or failure by the Seller or Seller Subsidiary to comply with, any of covenants or obligations of the Seller and Seller Subsidiaries under this Agreement (including post-closing covenants or obligations and including payment obligations in Sections 1.6 and 2.2(c)), the Trident Transition Services Agreement, or any of the Facility Use Agreements; or

(c)     any Excluded Liabilities or Excluded Asset (including any Excluded Liability or any Excluded Asset that becomes a Liability of Purchaser under any bulk transfer Law, common law doctrine of de facto merger or successor liability or otherwise by operation of Law);

9.2     Limitations on Indemnification Obligations of the Seller. The obligations of the Sellers pursuant to the provisions of Section 9.1 are subject to the following limitations:

(a)     The Seller's representations and warranties in Article IV, and the Purchaser Indemnitees' corresponding rights to indemnification pursuant to Section 9.1(a), will survive the Closing (and none will merge into any instrument of conveyance), regardless of any investigation by any Party and survive until the date that is ninety (90) days after the Closing Date;

provided, however, that if, at any time prior to the expiration of such representations and warranties, any Purchaser Indemnitee (acting in good faith) delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Sellers (and setting forth in reasonable detail the basis for such Purchaser Indemnitee's belief that such an inaccuracy or breach exists) and asserting a claim for recovery under Section 9.1 or prospective recovery under Section 9.1 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b)     Except in the case of Fraud, the Purchaser Indemnitees will not be entitled to recover Damages under Section 9.1(a) until the total amount that Purchaser Indemnitees would recover under Section 9.1(a) but for this Section 9.2(b) exceeds Fifty Thousand Dollars ($50,000.00) (the “Basket”). If such amount exceeds the Basket, then the Purchaser Indemnitees will be entitled to recover all Damages including the amount of the Basket.

(c)     Except in the case of Fraud, the Purchaser Indemnitees will not be entitled to recover under Section 9.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the representations and warranties for the amount of Damages in the aggregate in excess of Two Million Dollars ($2,000,000).

(d)     The amount of any indemnity provided in Section 9.1 shall be computed net of any insurance proceeds actually received by a Purchaser Indemnitee connection with or as a result of any claim giving rise to an indemnification claim under Section 9.1 (reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom) and net of any reimbursements that are actually received by a Purchaser Indemnitee in connection with such Damages or the circumstances giving rise thereto. If the indemnity amount is paid prior to the Purchaser Indemnitee's actual receipt of insurance proceeds related thereto, and a Purchaser Indemnitee subsequently receives such insurance proceeds, then the Purchaser Indemnitee shall promptly pay to the Seller the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Damages), but not more, in the aggregate, than the indemnity amount paid by the Seller to such Purchaser Indemnitee in respect of such claim.

(e)     The representations and warranties made by the Seller, and the covenants and obligations of each of the Seller and Seller Subsidiaries, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser Indemnitees or any of their representatives.

9.3     Indemnification Obligations of Purchaser. Notwithstanding the Closing, Purchaser covenants and agrees to indemnify, defend and hold the Seller and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against all Damages sustained or incurred by any Seller Indemnitee arising from or related to:

(a)     any inaccuracy in or breach of any of Purchaser's representations and warranties in this Agreement;

(b)     any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement; or

(c)     any Assumed Liability.

9.4     Third-Party Claims. If a Third-Party notifies any Purchaser Indemnitee or Seller Indemnitee (each collectively the “Indemnified Parties” or individually, a “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim by the Purchaser Indemnitees or the Seller Indemnitees for indemnification against the Sellers, on one hand, or Purchaser, on the other hand (each collectively the “Indemnifying Parties” or individually, a “Indemnifying Party”), respectively, under this Article IX, then the Indemnified Parties will promptly deliver written notice thereof to each Indemnifying Party; provided, however, that no delay in delivering such notice will relieve the Indemnifying Parties from any indemnification obligation under this Agreement unless, and then only to the extent that, the Indemnifying Parties are actually and materially prejudiced.

(a)     The Indemnifying Parties will have the right to contest and defend against the Third-Party Claim at the Indemnifying Parties' sole cost and expense and with legal counsel of their choice (reasonably satisfactory to the Indemnified Parties); provided that (i) the Indemnifying Parties notify the Indemnified Parties, in writing within fifteen (15) days after receiving notice of the Third-Party Claim from the Indemnified Parties, that the Indemnifying Parties will indemnify the Indemnified Parties from and against all Damages that the Indemnified Parties may suffer resulting from or related to the Third-Party Claim, (ii) the Indemnifying Parties provide the Indemnified Parties with evidence acceptable to the Indemnified Parties that the Indemnifying Parties will have the financial resources to defend against such Third-Party Claim and fulfill their indemnification obligations under this Agreement, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the Indemnified Parties' good faith judgment, likely to establish a precedential custom or practice adverse to any Indemnified Party or the Business, and (v) the Indemnifying Parties conduct the defense of the Third-Party Claim actively and diligently.

(b)     If the Indemnifying Parties elect to contest or defend against a Third-Party Claim in accordance with Section 9.4(a), then (i) the Indemnified Parties may, at their sole cost and expense, retain separate co-counsel of their choice and otherwise participate in such contest or defense of the Third-Party Claim, (ii) the Indemnified Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnifying Parties' prior written consent (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnifying Parties will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the Indemnified Parties' prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c)     If any condition in Section 9.4(a) is or becomes unsatisfied, then (i) the Indemnified Parties may, in good faith and with the advice of legal counsel, contest, defend against, consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim in any manner that the Indemnified Parties reasonably deem appropriate (without prior consultation with or consent from any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Parties promptly and periodically for all Damages of contesting, defending against and settling the Third-Party Claim, and (iii) the Indemnifying Parties will remain responsible for any Damages that the Indemnified Parties suffer resulting from or relating to the Third-Party Claim as provided in, and subject to the terms, conditions and limitations set forth in this Article IX.

9.5     Right of Setoff. Purchaser may set-off any indemnification claim for Damages against any amounts payable by Purchaser to the Seller under this Agreement and any other Ancillary Document and any other agreement or instrument otherwise then in effect between Purchaser and the Sellers.

9.6     Reduction of Purchase Price. All indemnification payments made pursuant to this Article IX will be adjustments to the Purchase Price.

9.7     Other Indemnification Provisions.

(a)     Purchaser acknowledges and agrees (on behalf of itself and all of the Purchaser Indemnitees) that, the indemnification provisions in this Article IX shall be the sole and exclusive remedy of the Purchaser Indemnitees for any and all claims against the Sellers for Damages under this Agreement. Each of the Sellers acknowledges and agrees (on behalf of itself and all of the Seller Indemnitees) that, the indemnification provisions in this Article IX shall be the sole and exclusive remedy of the Seller Indemnitees for any and all claims against Purchaser for Damages under this Agreement. Notwithstanding the foregoing, nothing contained herein shall prevent, or be interpreted to prevent, any of the Parties from bringing an action and obtaining a remedy based on allegations of Fraud with respect to the other Parties in connection with this Agreement or the transactions contemplated hereby.

(b)     Losses shall not include speculative or unforeseeable Damages or punitive damages. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

9.8     Construction. For purposes of calculating Damages in connection with a claim for indemnification under this Article IX (but not with respect to determining whether a breach has occurred), each of the representations and warranties that contains any qualifications as to “materiality” or “Material Adverse Effect” shall be deemed to have been given as though there were no such qualifications.

9.9     Claim Process. In order to seek indemnification under this Article IX, (and in addition to the procedures in connection with a Third Party Claim), the Indemnified Party shall deliver a written demand (a “Claim Notice”) to the Indemnifying Party which contains (a) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, to the extent known, (b) a statement that the Indemnified Party is entitled to indemnification under Article IX for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages. Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”); provided that failure by the Indemnifying Party to deliver a Response within twenty (20) days after the delivery of a Claim Notice shall be deemed an acceptance by the Indemnifying Party of the claim contained in said Claim Notice. If the Indemnifying Party in such Response contests the payment of all or part of the Damages claimed in the Claim Notice, the Indemnifying Party and the Indemnified Party shall use good-faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 13.5 and 13.6.

ARTICLE X

Conditions to Closing

10.1     Conditions Precedent to the Obligations of the Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of the Sellers and the Purchaser) on or prior to the Closing Date, of each of the following conditions:

(a)     there shall not be in effect any order, writ, injunction, judgment or decree entered by a Governmental Body of competent jurisdiction, or any Law preventing, enjoining, restraining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Documents;

(b)     the Bankruptcy Court shall have entered the Bidding Procedures Order and the Sale Order (as provided in Article VII) and each of such orders shall be a Final Order and in form and substance reasonably satisfactory to Sellers and the Purchaser, which orders shall not have been reversed, modified, amended or stayed; and

(c)     any waiting period (including any extension thereof) applicable to the purchase and sale of the Purchased Assets under the HSR Act or under the regulations of any other applicable governmental antitrust or competition authority shall have terminated or expired.

10.2     Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Sellers in their sole discretion:

(a)     the representations and warranties made by the Purchaser in this Agreement or in any Ancillary Document shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained therein), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser's ability to consummate the transactions contemplated hereby;

(b)     the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date; and

(c)     the Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 3.3.

10.3     Conditions Precedent to the Obligations of the Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a)     Sellers shall have delivered to the Purchaser (i) a certified copy of the Sale Order (which shall contain the terms described in Section 7.2) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Sellers (which service shall comply with Section 7.1(e));

(b)     the representations and warranties made by Sellers in this Agreement or in any Ancillary Document shall be true and correct in all material respects (provided that any such representation or warranty that is subject to any materiality, Material Adverse Effect or similar qualification shall be true and correct in all respects after giving effect to any such qualification), in each case as of the Agreement Date and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date);

(c)     Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d)     Sellers shall have paid the known Cure Costs for all Assigned Contracts, and to the extent not paid, the Purchaser may pay the Cure Costs to the applicable Third Parties and deduct such Cure Costs from the Cash Payment;

(e)     Sellers shall have entered into a Manufacturing Services Agreement with NXP applicable to the Business (the “NXP MSA”), in form and substance reasonably satisfactory to Purchasers and Sellers shall have assigned the NXP MSA to Purchaser;

(f)     Sellers shall have fulfilled its obligations under Article 2 of the MSA;

(g)     Sellers shall have fulfilled their obligations under the agreement (the “Philips Agreement”) dated January 17, 2012 between Trident Microsystems (Hong Kong) Limited and Philips Consumer Lifestyle B.V. (“Philips”). Phillips shall have released any claims against Sellers under the Philips Agreement and the Philips Agreement shall have terminated;

(h)     the executed Entropic License Agreement will be in substantially the same form and substance as the version of the document provided to Purchaser as of the date hereof;

(i)     Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 3.2;

(j)     Since the date of this Agreement, there has been no Material Adverse Effect;

(k)     At least 70% of the Transferred Employees accepted Transfer Offers and meet the requirements therein to become Transferred Employees as of the Closing; At least 80% of the Key Employees listed on Schedule 10.3(k) accepted offers of employment with Purchaser, and remain available to become employees of Purchaser as of the Closing;

(l)     Sellers shall have entered into a manufacturing agreement with Arasan Chip Systems, Inc. substantially similar to Sellers' existing contract to the extent required for the Business and Sellers shall have assigned such agreement to Purchaser;

(m)     Sellers shall have entered an agreement with KiloPass Technologies, Inc. substantially similar to Sellers' existing contract to the extent required for the Business and Sellers shall have assigned such agreement to Purchaser;

(n)     the Sellers shall have complied with the sale process deadlines set forth in the Bidding Procedures Order; and

(o)     the exclusive right of the Sellers to file and solicit acceptances of a plan of reorganization shall not have been terminated.

ARTICLE XI

Definitions

11.1     Definitions. As used herein:

(a) “Accounts Receivable” shall have the meaning set forth in Section 1.1(b).

(b)     “Action” means any action, claim, complaint, grievance, summons, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation by or before any Governmental Body.

(c)     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(d)     “Agreement” shall have the meaning set forth in the preamble.

(e)     “Agreement Date” shall have the meaning set forth in the preamble.

(f)     “Allocation” shall have the meaning set forth in Section 12.1.

(g)     “Alternative Transaction” means (i) the approval by the Bankruptcy Court of a sale or sales of a material portion of the Purchased Assets to a Person other than Purchaser, and (ii) the filing of a plan of reorganization that does not contemplate the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

(h)     “Ancillary Documents” means any certificate, agreement, document or other instrument (other than this Agreement) to be executed and delivered by a Party in connection with the consummation of the transactions contemplated this Agreement.

(i)     “Arbitrating Accountant” means (a) a nationally recognized certified public accounting firm jointly selected by Purchaser and the Seller that is not then engaged to perform accounting, tax or auditing services for the Seller or Purchaser or (b) if the Seller and Purchaser are unable to agree on an accountant, then a nationally recognized certified public accounting firm jointly selected by the Seller's accounting firm and Purchaser's accounting firm.

(j)     “Assigned Contracts” shall have the meaning set forth in Section 1.1(a).

(k)     “Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b).

(l)     “Assumed Leased Real Property” shall have the meaning set forth in Section 1.1(d).

(m)     “Assumed Liabilities” shall have the meaning set forth in Section 1.3.

(n)     “Assumed PTO” shall have the meaning set forth in Section 1.3(e).

(o)     “Assumed Trademarks” shall have the meaning set forth in Section 1.2(q).

(p)     “Assumption and Assignment of Leases” shall have the meaning set forth in Section 3.2(i).

(q)     “Auction” has that meaning ascribed to such term by the Bidding Procedures Order.

(r)     “Audio Business” means the Seller's business, existing as of the date of this Agreement, of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for Audio Devices.

(s)     “Audio Device” means any device that is dedicated to receiving and processing an audio signal (and that is not itself capable of receiving or processing any video signals), and is (a) sold as a stand-alone device; (b) sold as a component for later integration into a higher-level product that has a Video Display; (c) a USB audio device, such as headsets, microphones, loudspeakers, game consoles; or (d) designed for inclusion into any DTV system on a chip device as they exist as of the date hereof or under development. For the avoidance of doubt, Audio Devices include soundbar systems (including those designed to be integrated within the case of a higher-level product that has a Video Display) and dedicated audio receivers, but do not include iPods, iPads, tablet computers, mobile handsets, laptop or notebook computers, other mobile devices, set-top boxes, digital transition adapters, media players, or video phone adapters.

(t)     “Bankruptcy Code” shall have the meaning set forth in the Recitals.

(u)     “Bankruptcy Court” shall have the meaning set forth in the Recitals.

(v)     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court.

(w)     “Basket” shall have the meaning set forth in Section 9.2(b).

(x)     “Bid Protections” shall have the meaning set forth in Section 7.1(b).

(y)     “Bidding Procedures Motion” shall have the meaning set forth in Section 7.1(a).

(z)     “Bidding Procedures Order” means an order substantially in the form attached hereto as Exhibit K and otherwise in form and substance reasonably satisfactory to Sellers and the Purchaser.

(aa)     “Bill of Sale” shall have the meaning set forth in Section 3.2(a).

(bb)     “Break-up Fee” shall have the meaning set forth in Section 7.1(b).

(cc)     “bulk sales” shall have the meaning set forth in Section 13.10.

(dd)     “bulk transfers” shall have the meaning set forth in Section 13.10.

(ee)     “Business” shall have the meaning set forth in the Recitals.

(ff)     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(gg)     “Carve-Out Financial Statements” shall have the meaning set forth in Section 4.11.

(hh)     “Cash and Cash Equivalents” means all of Sellers' cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers' acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held (but specifically excluding any cash payable by the Purchaser to Sellers pursuant to this Agreement).

(ii)     “Cash Payment” shall have the meaning set forth in Section 2.1.

(jj)     “Cayman Court” shall have the meaning set forth in the Recitals.

(kk)     “Cayman Insolvency Case” means the petition appointing provisional liquidators to Trident Microsystems (Far East) Ltd pursuant to Section 104 of the Cayman Companies Law (2011 Revision), which was filed on January 5, 2012.

(ll)     “Chapter 11 Petition” shall have the meaning set forth in the Recitals.

(mm)     “Claim” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment right, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

(nn)     “Claim Notice” shall have the meaning set forth in Section 9.9.

(oo)     “Closing” shall have the meaning set forth in Section 3.1.

(pp)     “Closing Date” means the date on which the Closing occurs.

(qq)     “Closing Current Assets” is defined in Section 2.2(a).

(rr)     “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

(ss)     “Competing Bid” shall have the meaning set forth in Section 7.1(c).

(tt)     “Confidentiality Agreement” means that certain Amended and Restated Mutual Confidentiality Agreement, dated as of January 26, 2012 between Purchaser and Seller.

(uu)     “Consent” shall have the meaning set forth in Section 8.13(a).

(vv)     “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, understanding, instrument or other agreement, arrangement or commitment that is binding upon a Person or its property, whether express or implied.

(ww)     “Cure Costs” means all monetary liabilities, including prepetition monetary liabilities, of Sellers that must be paid or otherwise satisfied pursuant to Section 365 of the Bankruptcy Code to cure all of the Seller and Seller Subsidiaries' monetary defaults under the Assigned Contracts at the time of the assumption thereof and assignment to Purchaser as provided hereunder as such amounts are determined by the Bankruptcy Court.

(xx)     “Current Assets” shall have the meaning set forth in Section 2.2(a).

(yy)     “Current Assets Statement” shall have the meaning set forth in Section 2.2(b).

(zz)     “Damages” shall have the meaning set forth in Section 9.1.

(aaa)     “Data Audit” shall have the meaning set forth in Section 8.16.

(bbb)     “Debtors” shall have the meaning set forth in the Recitals.

(ccc)     “Deposit” shall have the meaning set forth in Section 2.4.

(ddd)     “Destruction Completion Date” shall have the meaning set forth in Section 8.16.

(eee)     “Disclosure Schedule Update” shall have the meaning set forth in Section 8.17.

(fff)     “Dispute Notice” means a notice delivered by the Seller to Purchaser in which the Seller (a) disputes the calculation of Closing Current Assets included in the Current Assets Statement and (b) provides the basis of such dispute in reasonable detail.

(ggg)     “Documents” means all of Sellers' written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form relating to the Business.

(hhh)     “DTV Business” means the business of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for worldwide markets inside DTVs and Portable TV Products.

(iii)     “DTV” means any device (with or without audio capability) that (i) has a Video Display that is greater than seventeen inches (17”) in diagonal size and that terminates and adapts any analog or digital video signals, or (ii) has a Video Display and is permanently installed in any mode of transportation (e.g. buses, aircraft, trains, automobiles, boats, recreational vehicles), (iii) has a stationary Video Display used solely for surveillance and security purposes or (iv) is a projection system. For the avoidance of doubt, DTVs include monitors but do not include iPods, iPads, tablet computers, mobile handsets, laptop or notebook computers, other mobile devices, set-top boxes, digital transition adapters, media players, or video phone adapters.

(jjj)     “Employee” means an individual who, as of the applicable date, is employed by any Seller in connection with the Business. A list of the Employees is set forth in Schedule 4.10(a).

(kkk)     “Encumbrance” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.

(lll)     “Engagement Date” shall have the meaning set forth in Section 2.3(b).

(mmm)     “Entropic” shall have the meaning set forth in Section 4.5(i).

(nnn)     “Entropic Agreement” shall have the meaning set forth in Section 4.5(i).

(ooo)     “Entropic Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(q).

(ppp)     “Entropic License Agreement” means the license agreement between Entropic Communications, Inc. and Seller under Intellectual Property acquired by Entropic Communications, Inc.

(qqq)     “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in regulations under Section 414(o) of the Code, any of which includes or included any Sellers.

(rrr)     “Estimated Current Assets” is defined in Section 2.2(a).

(sss)     “Estimated Current Assets Statement” is defined in Section 2.2(a).

(ttt)     “Excluded Assets” shall have the meaning set forth in Section 1.2.

(uuu)     “Excluded Liabilities” shall have the meaning set forth in Section 1.4.

(vvv)     “Excluded Royalties” shall have the meaning set forth in Section 1.1(u).

(www)     “Expense Reimbursement” shall have the meaning set forth in Section 7.1(b).

(xxx)     “Export Approvals” means all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Body required for the export and re-export of Products, commodities, services, software, technical data and technologies and releases of technologies, technical data and software to non-U.S. nationals located in the United States and abroad.

(yyy)     “Facility Use Agreements” shall have the meaning set forth in Section 3.2(p).

(zzz)     “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Sellers' Bankruptcy Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

(aaaa)     “Final Current Assets” is defined in Section 2.3(b).

(bbbb)     “Foreign Assets” shall have the meaning set forth in Section 1.7(a).

(cccc)     “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(dddd)     “Governmental Body” means any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of applicable jurisdiction.

(eeee)     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder

(ffff)     “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person with respect to any Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(gggg)     “Intellectual Property” means all intellectual property and proprietary rights of any kind, with the exception of Patent Rights, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (iii) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies; (iv) computer software, computer programs, and databases (whether in source code, object code or other form); and (v) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.

(hhhh)     “Indemnified Parties” and “Indemnified Party” shall have the meaning set forth in Section 9.4.

(iiii)     “Indemnifying Parties” and “Indemnifying Party” shall have the meaning set forth in Section 9.4.

(jjjj)     “Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) related to the Business maintained or held by, stored by or on behalf of, or in transit to, any of the Sellers.

(kkkk)     “IP Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(j).

(llll)     “Key Employees” are the employees listed on Schedule 10.3(k).

(mmmm)     “Knowledge” or (“Knowledge of Sellers” or “Sellers' Knowledge”) means the actual knowledge of those individual set forth in Schedule 11.1(mmmm), in each case, including facts of which any such individual should be aware in the reasonably prudent exercise of his or her duties.

(nnnn)     “Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(oooo)     “Leased Real Property” means all of the real property leased, subleased, used or occupied by any of the Sellers, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, hereditaments and other appurtenances relating thereto, and used, or held for use, in connection with the operation of the Business.

(pppp)     “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(qqqq)     “License Agreement” shall have the meaning set forth in Section 3.2(k).

(rrrr)     “Licensed Intellectual Property” means any Intellectual Property that is licensed to any Sellers, and used, or held for use, in connection with the Assigned Contracts.

(ssss)     “Local Asset Transfer Agreements” shall have the meaning set forth in Section 1.7(a).

(tttt)     “Material Adverse Effect” means any event, change, occurrence or state of facts that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the (i) assets, Liabilities, Business, properties, financial condition or results of operations of the Seller, taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (a) changes in the U.S. economy or capital markets in general but that do not have a disproportionate effect on the Sellers relative to other participants in the industry in which the Sellers conduct the Business, (b) changes that affect generally the industry in which the Sellers operate but that do not have a disproportionate effect on the Sellers relative to other participants in the industry in which the Sellers conduct the Business, (c) changes after the Agreement Date in any applicable Law or GAAP, or (d) the commencement of the Bankruptcy Case.

(uuuu)     “MSA” shall have the meaning set forth in Section 1.1(q).

(vvvv)     “Non-Competition Agreement” shall have the meaning set forth in Section 3.2(l).

(wwww)     “NXP” means NXP Semiconductor Netherlands V.B., a private company with limited liability incorporated under the laws of The Netherlands.

(xxxx)     “NXP Inventory” shall have the meaning set forth in Section 4.13.

(yyyy)     “NXP MSA” shall have the meaning set forth in Section 10.3(e).

(zzzz)     “NXP Purchase Orders” shall have the meaning set forth in Section 1.3(c).

(aaaaa)     “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice.

(bbbbb)     “Organizational Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, and (vi) all amendments or supplements to any of the foregoing.

(ccccc)     “Outside Date” shall have the meaning set forth in Section 3.4(b).

(ddddd)     “Owned Intellectual Property” means all Intellectual Property owned by any Sellers, and used, or held for use, in connection with the operation of the Business.

(eeeee)     “Owned Inventory” shall have the meaning set forth in Section 1.1(p).

(fffff)     “Parties” and “Party” shall have the meanings set forth in the preamble.

(ggggg)     “Patent Rights” all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, industrial designs, and plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights.

(hhhhh)     “PC TV Business” means the business of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing integrated circuit components, software and hardware for use inside PC TV Products for worldwide markets.

(iiiii)     “PC TV Product” means a personal computer peripheral device or semiconductor system on a chip (including any such product under development) that (a) is designed for integration into a personal computer (e.g. a desktop, laptop or notebook computer), either externally or internally; (b) is capable of receiving and/or capturing digital broadcast signals and/or analog video signals but is not otherwise capable of transmitting, relaying, adapting, or receiving, satellite, wi-fi, cellular, IP, or any other communications signals; and (c) does not itself contain a Video Display (although the personal computer into which the PC TV Product is integrated may contain a Video Display). For the avoidance of doubt, PC TV Products do not include chips or devices used in or with iPods, iPads, tablet computers, mobile handsets, other mobile devices (other than laptop or notebook personal computers), set-top boxes, digital transition adapters, media players, or video phone adapters.

(jjjjj)     “Periodic Taxes” shall have the meaning set forth in Section 8.10(d).

(kkkkk)     “Permits” means to the fullest extent permitted under applicable law, all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body to any of the Sellers and used, or held for use, in connection with the operation of the Business or applicable to ownership of the Purchased Assets or assumption of the Assumed Liabilities.

(lllll)     “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable and for which adequate reserves have been established in the Updated Carve-out Financial Statements; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of the Leased Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Leased Real Property as it relates to the operation of the Business or materially detract from the value of the Leased Real Property, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, (iv) materialmans', mechanics', artisans', shippers', warehousemans' or other similar common law or statutory liens incurred in the Ordinary Course of Business, (v) licenses granted on a non-exclusive basis and that are set forth on Schedule 11.1(lllll), (vi) Encumbrances arising from the transfer of Seller Intellectual Property pursuant to this Agreement relating to the past acts or prior commitments of Sellers and all previous owners of such Seller Intellectual Property, and (vii) such other Encumbrances or title exceptions as the Purchaser may approve in writing in its sole discretion.

(mmmmm)     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.

(nnnnn)     “Petition Date” means the date on which the Sellers commence the Bankruptcy Case.

(ooooo)     “Phillips” shall have the meaning set forth in Section 10.3(g).

(ppppp)     “Phillips Agreement” shall have the meaning set forth in Section 10.3(g).

(qqqqq)     “Portable TV Products” means a television that (a) contains a Video Display with a diagonal size that is (i) equal to or greater than five inches (5”), but (ii) is no greater than seventeen inches (17”); (b) integrates a receiver that is capable of receiving terrestrial broadcast and/or cable television signals; and (c) except to the extent expressly described in the foregoing subsection (b), is not capable of transmitting, relaying, adapting, or receiving satellite, wi-fi, cellular, IP, or any other communications signals. For the avoidance of doubt, Portable TVs include monitors but do not include iPods, iPads, tablet computers, mobile handsets, laptop or notebook computers, other mobile devices, set-top boxes, digital transition adapters, media players, or video phone adapters.

(rrrrr)     “Preference Avoidance Claims” shall have the meaning set forth in Section 1.1(q).

(sssss)     “Prepaid Inventory” shall have the meaning set forth in Section 2.2(a).

(ttttt)     “Prepaid License Fees” shall have the meaning set forth in Section 2.2(a).

(uuuuu)     “Pre-Closing Period” means the period commencing on the Agreement Date and ending on the earlier of the date upon which this Agreement is terminated pursuant to Section 3.4 or the Closing Date.

(vvvvv)     “Prevailing Bidder” shall have the meaning set forth in Section 7.1(d).

(wwwww)     “Products” shall have the meaning set forth in Section 1.1(f).

(xxxxx)     “Purchased Assets” shall have the meaning set forth in Section 1.1.

(yyyyy)     “Purchase Price” shall have the meaning set forth in Section 2.1.

(zzzzz)     “Purchaser” shall have the meaning set forth in the preamble.

(aaaaaa)     “Purchaser Indemnitees” shall have the meaning set forth in Section 9.1.

(bbbbbb)     “Representatives” shall have the meaning set forth in Section 8.2.

(cccccc)     “Required Consent” shall have the meaning set forth in Section 3.2(e).

(dddddd)     “Response” shall have the meaning set forth in Section 9.9.

(eeeeee)     “Retained Contracts” means any Contracts that are related to the Business and (i) listed on Schedule 1.2(d) or (ii) Contracts Purchaser causes the Seller to reject pursuant to Section 1.6(a).

(ffffff)     “Reverse Transition Services Agreement” shall have the meaning set forth in Section 3.2(n).

(gggggg)     “Sale Motion” means the motion or motions of Sellers, in form and substance reasonably acceptable to Sellers and Purchaser, seeking approval and entry of the Bidding Procedures Order and Sale Order.

(hhhhhh)     “Sale Order” means an order substantially in the form attached hereto as Exhibit L and otherwise in form and substance reasonably satisfactory to Sellers and the Purchaser.

(iiiiii)     “Seller” or “Sellers” shall have the meaning set forth in the preamble.

(jjjjjj)     “Seller Employees” means all employees related to the Business that are employed by Seller or any Seller Subsidiary.

(kkkkkk)     “Seller Employer” means the employing entity (whether the Seller or a Seller Subsidiary) of any Seller Employee.

(llllll)     “Seller Indemnitees” shall have the meaning set forth in Section 9.3.

(mmmmmm)     “Seller Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

(nnnnnn)     “Seller Plan” means (i) all “employee benefit plans” (including, without limitation, as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (including, without limitation, as defined in Section 3(2) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) and (ii) all material employment, termination, bonus, severance, change in control, collective bargaining or other similar Contracts to which any Sellers or any ERISA Affiliate is a party, with respect to which any Sellers or any ERISA Affiliate has any obligation or which are maintained by any Sellers or any ERISA Affiliate or to which any Sellers or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former directors, officers, consultants and Employees of any Seller.

(oooooo)     “Seller Party” shall have the meaning set forth in Section 8.12.

(pppppp)     “Seller Subsidiaries” shall have the meaning set forth in the preamble.

(qqqqqq)     “Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, bug lists and tools or procedures for “tracking and fixing bugs, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

(rrrrrr)     “STB Business” means the Seller's business existing as of the date of this Agreement of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing digital set-top box components and system solutions for worldwide satellite, terrestrial, cable and IPTV networks, including demodulators, set-top box systems-on-a chip semiconductors, DOCSIS modems, interface devices and media processors and complete reference designs that are bundled with a range of operating systems, middleware, drivers and development tools

(ssssss)     “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

(tttttt)     “Tangible Assets” shall have the meaning set forth in Section 1.1(e).

(uuuuuu)     “Target Current Assets” means an amount equal to $15,500,000.

(vvvvvv)     “Tax” and “Taxes” mean any and all taxes, charges, fees, tariffs, duties, impositions, levies or other assessments, imposed by any Governmental Body, including any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes and any Liability for the Taxes of any other Person as a transferee or successor, by Law, Contract or otherwise.

(wwwwww)     “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.

(xxxxxx)     “Terrestrial Demod Products Business” means the Seller's business, existing as of the date of this Agreement, of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing Terrestrial Demod Products.

(yyyyyy)     “Terrestrial Demod Products” means, collectively, (a) all products (including products under development) (i) using terrestrial ATSC, DVB-T/T2, ISDB-T, DMB-T demodulator intellectual property, (ii) using QAM cable demodulator intellectual property, but only if such product also uses one or more terrestrial ATSC, DVB-T/T2, ISDB-T, and DMB-T demodulator intellectual property; or (iii) using any baseband analog audio and video demodulators/decoders, in each of the foregoing (i), (ii), and (iii), to the extent such products are in the DRX product family, as they exist as of the date hereof; and (b) any bug-fix, new release, update, upgrade, enhancement, or improvement of any of the products described in the foregoing subsection (a).

(zzzzzz)     “TMFE” shall have the meaning set forth in the Recitals.

(aaaaaaa)     “Third Party” means any Person other than any of the Parties and their respective Affiliates

(bbbbbbb)     “Third Party Claim” shall have the meaning set forth in Section 9.4.

(ccccccc)     “Transfer Charges” shall have the meaning set forth in Section 8.10(a).

(ddddddd)     “Transfer Offer” shall have the meaning set forth in Section 6.1(a).

(eeeeeee)     “Transferred Employees” shall have the meaning set forth in Section 6.1.

(fffffff) “ Trident Microsystems Marks” shall have the meaning set forth in Section 8.15.

(ggggggg)     “Trident Transition Services Agreement” shall have the meaning set forth in Section 3.2(m).

(hhhhhhh)     “TV Employees” shall have the meaning set forth in Section 6.1(a).

(iiiiiii)     “Updated Carve-Out Financial Statements” shall have the meaning set forth in Section 3.2(o).

(jjjjjjj)     “UXL Tape Out” shall mean delivery of a full mask set, super hot lot of 24 wafers, and 2 probe card wafers.

(kkkkkkk)     “Video Display” means a display that is designed for the viewing of video content.

(lllllll)     “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

ARTICLE XII

Allocation of Purchase Price.

12.1     Allocation of Purchase Price. As soon as practicable after the Closing Date and in no event later than thirty (30) days after the Final Current Assets is determined under Section 2.3, the Purchaser shall determine the allocation of the Purchase Price among the Purchased Assets and the agreements provided for herein, for all purposes (including financial, accounting and tax) (the “Allocation”). The Purchaser and the Sellers shall each report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Allocation, including, if applicable, the preparation and filing of Forms 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax Law) with their respective federal income Tax Returns for the taxable year which includes the Closing Date, and neither will take any position inconsistent with the Allocation unless otherwise required under applicable Law. The Sellers shall provide the Purchaser and the Purchaser shall provide Sellers with a copy of any information required to be furnished to the Secretary of the Treasury under Code Section 1060.

ARTICLE XIII

Miscellaneous

13.1     Payment of Expenses. Except as otherwise provided in this Agreement and whether or not the transactions contemplated hereby are consummated, Sellers and the Purchaser shall bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

13.2     Survival of Covenants. The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.

13.3     Entire Agreement; Amendments and Waivers. This Agreement, together with the Confidentiality Agreement and the Ancillary Documents, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.

13.4     Execution of Agreement; Counterparts; Electronic Signatures.

(a)     This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.

(b)     The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c)     Prior to the execution of this Agreement, Purchaser consents to the delivery of the final draft of this Agreement, with exhibits and schedules, by the Seller and the Seller Subsidiaries to Entropic in accordance with the obligations of Seller and the Seller Subsidiaries under the Entropic Agreement.

13.5     Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF (EXCEPT FOR ANY LAWS OF THAT STATE WHICH WOULD RENDER SUCH CHOICE OF LAWS INEFFECTIVE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

13.6     Jurisdiction, Waiver of Jury Trial.

(a)     THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN WILMINGTON, DELAWARE WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b)     EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.7     Notices. Unless otherwise set forth herein, any notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail, in each case, if sent during the normal business hours of the recipient, with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in the case of each of clauses (a) and (b), to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Sellers, to:

Trident Microsystems, Inc.
Address: 1170 Kifer Road

Sunnyvale, California 94086

Fax no.: (408) 991-9309

Attention: David L. Teichmann

E-mail address: David.Teichmann@tridentmicro.com

With a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)
Address: 2000 University Avenue

East Palo Alto, California 94303

Fax no.: (650) 833-2001

Attention: Richard Chesley

Ann Lawrence

E-mail address: Richard.Chesley@dlapiper.com

Ann.Lawrence@dlapiper.com

If to the Purchaser, to:

Sigma Designs, Inc.
Address: 1778 McCarthy Blvd.

Milpitas, California 95035
Attention: Chief Executive Officer and Chief Financial Officer
Fax no.: (408) 262-9003
E-mail address: thinh_tran@sigmadesigns.com

thomas_gay@sigmadesigns.com

With a copy (which shall not constitute effective notice) to:

Pillsbury Winthrop Shaw Pittman LLP
Address: 2475 Hanover Street

Palo Alto, California 94304
Attention: James J. Masetti
Fax no.: (650) 233-4545
E-mail address: jim.masetti@pillsburylaw.com

13.8     Binding Effect; Assignment. This Agreement shall be binding upon the Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, Sellers, and inure to the benefit of the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Case or any successor Chapter 7 case. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without such required consents shall be void.

13.9     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction and in lieu of such invalid, illegal or unenforceable provision or portion of any provision, there will be added automatically as a part of this Agreement a valid legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible.

13.10     Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or any Ancillary Document. Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any and all liens (as defined in Section 101(37) of the Bankruptcy Code), claims (as defined in Section 101(5) of the Bankruptcy Code, including, without limitation, claims for successor liability under any theory of Law or equity), interests, or Encumbrances, in each case pursuant to Section 363(f) of the Bankruptcy Code, whether arising prior to or subsequent to the Petition Date, including any liens or claims arising out of the “bulk transfers” Laws.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Trident Microsystems, Inc.: By: Name: Title:

[Seller Subsidiaries]: By: Name: Title:

SIGMA DESIGNS, INC.: By: Name: Thinh Q. Tran Title: President and Chief Executive Officer